EXHIBIT 10.1

LEASE AGREEMENT

This Lease Agreement (“Lease”) is entered into by and between the undersigned Landlord and Tenant on this the 22nd day of March, 2006, in accordance with the terms and conditions hereinafter set forth.

ARTICLE 1. BASIC PROVISIONS AND CERTAIN DEFINED LEASE TERMS

1.1 When used herein, the following terms shall have the indicated meanings:

A.	“Landlord”: Beltway/290 Investors, L.P.

B.	“Landlord’s Agent”: TNRG Property Services, Inc.

Address of Landlord’s Agent: 15120 Northwest Freeway, Suite 190

Houston, TX, 77040

C.	“Tenant”: Omega Protein, Inc., a Virginia Corporation

Billing Address of Tenant: 6961 Brookhollow West Drive, Suite 190, Houston, TX 77040

D.	“Leased Premises”: Approximately 10,800 square feet in a building located at 6961 Brookhollow West Drive, Suite 190, Houston, TX 77040. The Leased Premises being shown and outlined in red on the floor plan attached hereto as Exhibit “A” (if not attached hereto on the date hereof, Exhibit “A” shall be attached at a later date prior to the Commencement Date) and being a part of the Development.

E.	“Development”: The real property described in Exhibit “B”, and all improvements thereon, together with such additions and extensions as Landlord may, from time to time, designate as included within the Development.

F.	“Lease Term”: Beginning on the Commencement Date and expiring on the Termination Date.

G.	“Commencement Date”: June 1, 2006 (unless modified under Article 3).

H.	“Termination Date” shall mean 99 months from the Commencement Date, except that in the event the Commencement Date is a date other than the first day of a calendar month, the Lease Term shall extend for said number of months in addition to the remainder of the calendar month following the Commencement Date.

I.	“Rent”:

(1)	Base Rent $ 929,016.00, payable in monthly installments of:

Months 1-3	$0.00

Months 4-37	$8,964.00

Months 38-63	$9,504.00

Months 64-99	$10,476.00

(2)	Additional Rent: Shall be free during months 1 – 3 (to be adjusted according to Article 20):

	Common Area Payment:	$648.00.

	Insurance Payment:	$108.00.

	Tax Payment:	$1,188.00.

(3)	Total Initial Monthly Rent Payment:	$10,908.00.

J.	“Prepaid Rent”: $10,908.00 .

K.	“Security Deposit”: $10,908.00 .

L.	“Permitted Use”: office and laboratory use .

M.	“Real Estate Broker”: The National Realty Group, Inc. and The Staubach Company.

N.	“Lease Guarantor”: Omega Protein Corporation, a Nevada Corporation

O.	“Tenant’s Proportionate Share” shall mean a fraction, the numerator of which is the floor area contained in the Leased Premises and the denominator of which is the floor area contained in the Development which is estimated to be 12.24%.

1.2 Each of the foregoing Basic Provisions and Certain Defined Lease Terms shall be construed in conjunction with the references thereto contained in the other provisions of this Lease and shall be limited by such other provisions. Each reference in this Lease to any of the foregoing Basic Provisions and Certain Defined Lease Terms shall be construed to incorporate each term set forth above.

ARTICLE 2. GRANTING CLAUSE

2.1 In consideration of the obligation of Tenant to pay Rent as herein provided and in consideration of the other terms, covenants and conditions hereof, Landlord hereby leases to Tenant, and Tenant hereby takes from Landlord the Leased Premises for the Lease Term commencing on the Commencement Date and ending on the Termination Date, unless sooner terminated in accordance with the terms and conditions set forth below.

2.2 EXCEPT AS SPECIFICALLY PROVIDED IN THIS LEASE, TENANT ACKNOWLEDGES THAT LANDLORD HAS MADE NO WARRANTIES TO TENANT AS TO THE CONDITION OF THE LEASED PREMISES, EITHER EXPRESS OR IMPLIED, AND LANDLORD EXPRESSLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY, MARKETABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.

2.3 [Intentionally Deleted].

ARTICLE 3. CONSTRUCTION AND ACCEPTANCE OF LEASED PREMISES

3.1 The Leased Premises shall be constructed in accordance with the Construction Rider attached as Exhibit “C”.

3.2 Tenant acknowledges that (a) it has inspected and accepts the Leased Premises, specifically including the existing leasehold improvements that will remain and benefit Tenant (b) the buildings and improvements comprising the Leased Premises are suitable for the purposes for which they are leased, (c) the Leased Premises are in good and satisfactory condition, and (d) no representation as to the repair of the Leased Premises, nor promises to alter, remodel or improve the Leased Premises have been made by Landlord, unless otherwise expressly set forth in the Construction Rider.

3.3 If this Lease is executed before the Leased Premises become vacant or otherwise available and ready for occupancy, or if any present Tenant or occupant of the Leased Premises holds over, and Landlord cannot acquire possession of the Leased Premises prior to the Commencement Date, Landlord shall not be deemed to be in default hereunder and Tenant agrees to accept possession of the Leased Premises at such time as Landlord is able to tender the same, which date shall be deemed the Commencement Date and Landlord hereby waives payment of Rent covering any period prior to the tendering of possession to Tenant hereunder.

3.4 In determining the floor area of the Leased Premises, distance shall be measured from the exterior face of all exterior walls and the center of all partition walls which separate the Leased Premises from any interior area.

3.5 Landlord and Tenant further agree that Tenant’s obligations, privileges, covenants and agreements contained in this Lease shall be operative and effective regardless of whether the Leased Premises are ever occupied by Tenant and whether or not this Lease is fully exhibited. If Tenant fails to occupy the Leased Premises for any reason after substantial completion of any improvements constructed in accordance with the Construction Rider, other than Landlord’s breach of its obligations under this Lease or casualty damage to the Development, or if Tenant whether constructively or actively prevents or hinders Landlord from constructing the improvements contemplated by the Construction Rider, this Lease shall be deemed to have been commenced automatically and the Commencement Date shall be deemed to be the date on which the improvements would have been completed in Landlord’s sole, but reasonable judgment, but for such hindrance or prevention by Tenant.

3.6 Provided that Tenant obtains and delivers to Landlord the certificates or policies of insurance called for in Article 10, Landlord, in its sole discretion, may permit Tenant and its employees, agents, contractors and suppliers to enter the Leased Premises prior to the Commencement Date (and such entry alone, shall not constitute Tenant’s taking possession of the Leased Premises for the purpose of this Article 3) to prepare the Leased Premises for Tenant’s occupancy. Tenant and each other person or firm who or which enters the Leased Premises before the Commencement Date shall conduct itself so as to not interfere with Landlord or other occupants of the Development. Landlord may withdraw any permission granted pursuant to this Section upon 24 hours notice to Tenant if Landlord, in its reasonable determination, determines that any such interference has been or may be caused. Any prior entry shall be under all of the terms of this Lease (other than the obligation to pay Rent) and at Tenant’s sole risk. Landlord shall not be liable in any way for personal injury, death or property damage (including damage to any personal property which Tenant may bring into, or any work which Tenant may perform in, the Leased Premises) which may occur in or about the Development by Tenant or such other person or firm as a result of any prior entry.

ARTICLE 4. RENT

4.1 Rent shall accrue hereunder from the Commencement Date and shall be payable at the address of Landlord’s Agent or such other place as Landlord shall designate in writing to Tenant. Landlord hereby acknowledges receipt from Tenant of the Prepaid Rent, to be applied to the first accruing installments of Rent.

4.2 Tenant shall pay to Landlord the Rent in monthly installments in the amounts specified in Section 1.1 above, without demand, deduction or setoff. The first monthly installment of Rent shall be due and payable on or before the Commencement Date, and installments in the respective amounts specified in Section 1.1 shall be due and payable on or before the first day of each succeeding calendar month during the Lease Term; provided, that if the Commencement Date should fall on a date other than the first day of a calendar month, there shall be due and payable on or before the Commencement Date, as rental for the balance of the calendar month during which the Commencement Date shall fall, a sum equal to that proportion of the Rent specified for the first full calendar month as herein provided, which the number of days from the Commencement Date to the end of the calendar month during which the Commencement Date shall fall bears to the total number of days in such month, and all succeeding installments of Rent shall be payable in the respective amounts specified in Section 1.1 on or before the first day of each succeeding calendar month during the Lease Term.

4.3 Tenant agrees to deposit with Landlord on the date hereof the Security Deposit which shall be held by Landlord, without obligation for interest, as security for the performance of Tenant’s obligations under this Lease. It being expressly understood and agreed that the Security Deposit is not an advance rental deposit or a measure of Landlord’s damages in case of Tenant’s default. Upon each occurrence of an Event of Default, Landlord may use all or part of the Security Deposit to pay past due Rent or other payments due Landlord under this Lease, and the cost of any other damage, injury, expense or liability caused by such Event of Default without prejudice to any other remedy provided herein or provided by law. On demand, Tenant shall pay Landlord the amount that will restore the Security Deposit to its original amount. If Tenant is in default under this Lease, more than 2 times within any 12 month period, irrespective of whether or not such default is cured, then, without limiting Landlord’s other rights and remedies provided for in this Lease or at law or in equity, the Security Deposit shall automatically be increased to an amount equal to 2 times the original Security Deposit, which shall be paid by Tenant to Landlord on demand. If Tenant is not then in default hereunder, any remaining balance of the Security Deposit shall be returned by Landlord to Tenant upon termination of this Lease; provided, however, should the Lease terminate, as herein provided, during the middle of any year, to the extent allowed by the Texas Property Code, Landlord shall be permitted to retain the Security Deposit to secure the payment of any and all amounts of Rent escalations, which are provided for in this Lease, which might be due for the Tenant’s pro-rata portion of the year that Tenant had occupied the Leased Premises. The Security Deposit shall be promptly returned to Tenant if Landlord determines that no escalations are due by the Tenant for such year. If Tenant owes any such escalations, the same shall be deducted from the Security Deposit, and the balance thereof, if any, remitted to the Tenant. In lieu of Tenant depositing with Landlord the Security Deposit as provided, Tenant may deposit with Landlord and thereafter maintain during the Lease Term, a letter or letters of credit in an undrawn face amount equal to $10,908.00 (the “Letter of Credit”), to serve as the Security Deposit under this Lease. In the event of such election, Tenant shall enter into a Letter of Credit Agreement with Landlord in the form attached Exhibit H (the “Letter of Credit Agreement”). Upon the occurrence of any Event of Default and the expiration of any right to cure period as provided below, Landlord may, from time to time, draw upon such Letters of Credit pursuant to the terms of the Letter of Credit Agreement, either the entire amount of the Letter of Credit or, on one or more occasions, such amounts necessary for the purpose of compensating Landlord for any sums due under this Lease. If Landlord draws on the Letter of Credit, such funds shall be governed by the same terms and provisions as the Security Deposit provided in this Section 4.3.

4.4 Should Landlord fail to receive any Rent due under this Lease within 5 days after such payment is due, Tenant agrees to pay Landlord as a late charge, 10% of any such payment in order to compensate Landlord for expenses incurred for processing late payments.

4.5 Tenant agrees to furnish to Landlord, concurrently with the execution of this Lease, a Lease Guaranty Agreement in the form attached as Exhibit “D” executed by the Lease Guarantor.

ARTICLE 5. USE AND CARE OF PREMISES

5.1 The Leased Premises shall be used only for the Permitted Use. Outside storage, including without limitation, trucks and other vehicles, is prohibited without Landlord’s prior written consent, which consent shall not be unreasonably withheld. Tenant shall at its own cost and expense obtain any and all licenses and permits necessary for any such use. Tenant shall comply with all governmental orders and directives for the correction, prevention and abatement of nuisances in or upon, or connected with the Leased Premises, all at Tenant’s sole expense. Tenant shall take care of the Leased Premises and not permit any unreasonably objectionable or unpleasant odors, smoke, dust, gas, noise or vibrations to emanate from the Leased Premises and not take any other action which would constitute a nuisance or would unreasonably disturb or endanger any other tenants of the Development or unreasonably interfere with such tenant’s use of their respective leased premises.

Without Landlord’s prior written consent, Tenant shall not receive, store or otherwise handle any product, material, or substance which is explosive, highly inflammable or hazardous waste, except as provided and permitted in Exhibit E. Tenant will not permit the Leased Premises to be used for any purpose or in any manner (including without limitation any method of storage) which would (a) render the insurance thereon void or the insurance risk more hazardous; (b) cause the State Board of Insurance or other insurance authority to disallow any sprinkler credits; or (c) increase the fire and extended coverage insurance rate on the building or structure of which the Leased Premises are a part or its contents. If any increase in the fire and extended coverage insurance premiums paid by Landlord for the building in which Tenant occupies space is caused by Tenant’s use and occupancy of the Leased Premises, or if Tenant vacates the Leased Premises and causes an increase in such premiums, then Tenant shall pay to Landlord as additional rental the amount of such increase.

5.2 Tenant shall, at its own expense, comply with all laws, orders, and requirements of all governmental entities with reference to the use and occupancy of the Leased Premises. Tenant and Tenant’s agents, employees and invitees shall fully comply with the Rules and Regulations attached as Exhibit “F”. Landlord may make reasonable changes in its Building Rules and Regulations from time to time as deemed advisable for the safety, care and cleanliness of the Leased Premises, provided same are in writing and are not in conflict with this Lease and are delivered to Tenant. Throughout the Lease Term, Landlord will enforce the Rules and Regulations in a uniform, non-discriminatory manner.

5.3 In the event the Leased Premises constitute a portion of a multiple occupancy building, Tenant and its employees, agents, customers, invitees, and/or licensees shall have the right to use the parking areas, if any, as may be designated by Landlord in writing, subject to such reasonable rules and regulations as Landlord may from time to time prescribe and subject to rights of ingress and egress of other lessees. Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties. Tenant shall, at its own cost and expense, keep its employees, agents, customers, invitees, and/or licensees from parking on any streets running through or contiguous to the Development or any other areas as designated by Landlord. Tenant hereby consents to the removal of any vehicle in violation of the foregoing designated areas of parking as established by Landlord. Throughout the Lease Term, Landlord will enforce the parking rules and regulations in a uniform, non-discriminatory manner.

5.4 Tenant agrees to comply with the terms, covenants and provisions of the Environmental/Hazardous Waste Agreement which is attached as Exhibit “E”.

ARTICLE 6. MAINTENANCE AND REPAIR OF

PREMISES AND ALTERATIONS

6.1 Landlord shall keep the foundation, exterior walls (except plate glass, windows, doors, door closure devises, window and door frames, molding, locks and hardware, and interior painting or other interior treatments of exterior walls), and roof of the Leased Premises in good repair; except that Landlord shall not be required to make any repairs occasioned by an act of willful negligence by Tenant, its employees, subtenants, licensees and concessionaires. In the event that the Leased Premises should become in need of repairs required to be made by the Landlord, Tenant shall give immediate notice thereof to Landlord, and Landlord shall proceed with reasonable diligence to make such repairs. Landlord’s obligation to maintain the aforementioned items shall be limited solely to the cost of such repairs or maintenance or the curing of any defect in the same.

6.2 Landlord shall perform the paving maintenance, common area and landscape replacement and maintenance, exterior painting, common water and sewage line plumbing, and any other common area maintenance items.

6.3 Landlord reserves the right to alter or modify the building of which the Leased Premises are a part and/or common areas associated therewith, when such alterations or modifications are required by governmental laws, codes, ordinances, regulations, or any other applicable authorities, including, without limitation, the Americans with Disabilities Act of 1990 (the “ADA”). Modifications for conditions existing as of the date of delivery of the Leased Premises by Landlord shall be at the expense of Landlord, and Tenant shall be liable for Tenant’s Proportionate Share of such cost for modifications for conditions or regulatory changes thereafter,. If such modification is a capital modification for the general benefit of the Development, and is required regardless of Tenant’s particular use of the Leased Premises, then the cost shall be a Common Area Operating Cost allocated over the lesser of 5 years or the useful life of the modification. Notwithstanding the foregoing, if such modification is predicated by Tenant’s particular use of the Leased Premises or is principally for the benefit of Tenant (and not other lessees of the Development) the cost shall be borne entirely by Tenant and Tenant shall reimburse Landlord for same promptly upon demand.

6.4 Tenant shall keep the Leased Premises in a good and clean condition and shall at its sole cost, and expense make all needed repairs and replacements, including replacement of cracked or broken glass, any special store front, windows, doors, heating system, plumbing work, pipes and fixtures, air-conditioning equipment, and the interior of the building generally and other improvements of the Tenant on the Development outside the Leased Premises, together with such repairs, replacements and alterations required by any governmental authority; except for repairs and replacements required to be made by Landlord under the provisions of this Article 6 and Article 12. Tenant shall also make all necessary repairs and replacements of its fixtures required for the proper conduct of its business. If any repairs required to be made by Tenant hereunder are not initiated and pursued diligently within 15 days after notice is delivered to Tenant by Landlord, Landlord may at its option make such repairs, and Tenant shall pay to Landlord upon demand as additional rental hereunder the reasonable cost of such repairs. At the expiration or earlier termination of this Lease, Tenant shall surrender the Leased Premises, including all improvements located thereon (except as otherwise provided in Section 6.6) in good condition, reasonable wear and tear accepted. Landlord agrees to afford to Tenant the benefit of any guaranties or warranties of third parties which may be applicable to air-conditioning equipment and other machinery and equipment installed by Landlord in the Leased Premises, without recourse upon Landlord.

6.5 Tenant, at its own cost and expense, shall enter into a regularly scheduled preventative maintenance/service contract with a maintenance contractor approved by Landlord for servicing all hot water, heating and air conditioning systems and equipment within the Leased Premises. The service contract must include all services suggested by the equipment manufacturer in its operations/maintenance manual and must become effective and a copy thereof delivered to Landlord within 30 days of the date Tenant takes possession of the Leased Premises.

6.6 Tenant shall not make any openings in the roof or exterior walls, nor make any alterations, additions, or improvements to the Leased Premises without the prior written consent of Landlord (which consent shall not be unreasonably withheld or delayed), except for the installation of unattached removable trade fixtures which may be installed without drilling, cutting or otherwise defacing the Leased Premises. All alterations, additions, improvements and fixtures (other than unattached, movable trade fixtures and equipment which may be made or installed by either party hereto) upon the Leased Premises, including, but not limited to, the HVAC system, pipes, paneling or other wall covering, any linoleum or other floor covering of similar character which may be cemented or otherwise adhesively affixed to the floor of the Leased Premises, shall remain upon and be surrendered with the Leased Premises and become the property of Landlord at the expiration or earlier termination of this Lease, all without credit or compensation to Tenant unless Landlord requests their removal in writing at the time of installation, in which event Tenant shall remove the same and restore the Leased Premises to its original condition at Tenant’s sole cost and expense. All plumbing or other electrical wiring connections exposed as result of the removal of Tenant’s removable trade fixtures, shall be kept by Tenant in a safe and workmanlike manner.

6.7 All construction work done by Tenant within the Leased Premises shall be performed in a good and workmanlike manner, in compliance with all governmental requirements, and at such times and in such manner as to cause a minimum of interference with other construction in progress and with the transaction of business in the Development. Without limitation on the generality of the foregoing, Landlord shall have the right to require that such work be performed in accordance with rules and regulations which Landlord may from time to time reasonably prescribe. All costs of such work shall be paid promptly so as to prevent the assertion of any liens for labor or materials. Tenant agrees to indemnify Landlord and hold Landlord harmless against any loss, liability or damage resulting from such work and Tenant shall, if requested by Landlord, furnish a reasonable bond or other security satisfactory to Landlord against any such loss, liability or damage. Whenever Tenant proposes to do any construction work within the Leased Premises, it shall first furnish to Landlord plans and specifications in such detail as Landlord may request covering all such work. Such plans and specifications shall comply with such requirements as Landlord may from time to time reasonably prescribe for construction within the Development. In no event shall any construction work be commenced within the Leased Premises without Landlord’s written approval of such plans and specifications, which consent shall not be unreasonably withheld or delayed.

6.8 Should any governmental body or agency determine that the Tenant’s use of the sanitary sewer system serving the Development causes the sewerage standards of the Development to exceed certain maximum permitted requirements promulgated by such governmental body or agency, which causes an increase in the sanitary sewer rates or charges applicable to the building or buildings within the Development, Tenant shall, at the option of the Landlord, be required to (a) pay the amount of such increased charges; or (b) install, at Tenant’s sole cost and expense, a separate water meter and sanitary sewer line serving the Leased Premises.

ARTICLE 7. LANDLORD’S RIGHT OF ACCESS

7.1 Landlord, its employees, contractors, agents and representatives, shall have the right to enter upon the Leased Premises during normal business hours upon 24 hours prior written notice, unless for emergency reasons, for the purpose of inspecting the same, or of making repairs or additions to the Leased Premises, or of making repairs, alterations, or additions to adjacent premises, or of showing the Leased Premises to prospective purchasers, tenants or lenders. Except in the event of an emergency, Tenant shall have the right to have Tenant’s agent accompany Landlord’s representatives during such inspection. In an emergency, Landlord (or such other persons and firms) may use any means to open any door into or in the Leased Premises without any liability therefore.

ARTICLE 8. SIGNS; STORE FRONTS; ROOF

8.1 Tenant shall not, without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed, (a) install outside the interior surface of the perimeter walls of the Leased Premises any lighting or awnings, or any decorations or paintings, (b) install any drapes, blinds, shades, or other coverings on display windows and entrance doors, or (c) erect or install any signs, window or door lettering, placards, decorations, or advertising media or any type which can be viewed from outside of the Leased Premises. All signs and graphics shall conform to the sign criteria established by Landlord for the Development. Landlord shall have the right to temporarily remove any sign or signs in order to paint the building or Leased Premises or to make any other repairs or alterations; provided that Landlord must reinstall the signs after the completion of Landlord’s work. All signs installed shall be kept in good condition and in proper operating order at all times. Tenant shall repair, paint, and/or replace the building facial surface to which its signs are attached upon vacation of the Leased Premises, or the removal or alteration of its signage. All signs, decorations, advertising media, blinds, draperies and other window treatment or bars or other security installations visible from outside the Leased Premises shall conform at Tenant’s expense in all respects to the criteria established by Landlord and any applicable governmental laws, ordinances, regulations, or other requirements. Use of the roof is reserved to the Landlord, provided such use does not unreasonably interfere with Tenant’s occupancy.

ARTICLE 9. UTILITIES

9.1 Landlord agrees to cause to be provided and maintained the necessary mains, conduits and other facilities necessary to supply normal water, gas (if applicable), electricity, and sewerage service to the Leased Premises.

9.2 Tenant shall promptly pay all charges for separately metered utilities furnished to the Leased Premises. In the event water is not separately metered to Tenant, Tenant agrees that it will not use water for uses other than normal domestic restroom and kitchen usage without Landlord’s prior written consent. Tenant further agrees to reimburse Landlord for the entire amount of common water costs as additional rental if, in fact, Tenant uses water for uses other than normal domestic restroom and kitchen uses without first obtaining Landlord’s written permission. If reasonably requested by Landlord, Tenant agrees in such event to install at its own expense, a submeter to determine Tenant’s usage. Tenant further agrees to notify Landlord of any other sewer use (“Excess Sewer Use”) and also agrees to reimburse Landlord for the costs and expenses related to Tenant’s Excess Sewer Use, which shall include, but not limited to, the cost of acquiring additional sewer capacity to service Tenant’s Leased Premises.

9.3 Landlord shall not be liable for any interruption whatsoever in utility services not furnished by it, nor for interruptions in utility services furnished by it which are due to fire, accident, strike, acts of God, or other causes beyond the control of Landlord or in order to make alterations, repairs or improvements; provided that Tenant will not be liable for rent during the period the utilities are interrupted, to the extent Landlord receives benefits under any business interruption insurance policy. In the event any interruption of utility services is caused by the gross negligence or misconduct of Landlord or Landlord’s agents, and such utility service is not restored within 3 business days, Tenant shall be entitled to a rental credit equal to the prorate daily rental for the Leased Premises times the number of days such service is interrupted.

ARTICLE 10. INSURANCE

10.1 Landlord shall cause to be maintained upon all of the buildings situated within the Development, fire and extended coverage insurance and such other insurance as Landlord may deem appropriate.

10.2 Tenant shall obtain and maintain through the Lease Term the following policies of insurance:

A.	Fire and extended coverage insurance, with vandalism, malicious mischief and sprinkler leakage endorsements, covering the replacement costs of all of Tenant’s personal property located in and on the Leased Premises (including, but not limited to, the HVAC system and plate glass, provided that the glass coverage may be limited to $100.00 per pane and $500.00 per occurrence for vandalism).

B.	Commercial general liability insurance against claims for bodily injury, death, sickness and property damage occurring in or about the Leased Premises, such insurance to afford protection of not less than $1,000,000.00 combined single limit per occurrence, subject to an aggregate limit of $1,000,000.00.

C.	Such other policy or policies of insurance as Landlord may reasonably require or as Landlord is then requiring from all the other tenants of the Development.

Tenant shall deliver to Landlord, prior to the Commencement Date, certificates of such insurance and shall, at all times during the Lease Term, deliver to Landlord upon request, true and correct copies of said insurance policies. The policy described in this Section shall (i) name Landlord and Landlord’s Agent as additional insured, (ii) provide that it will not be canceled or reduced in coverage, (iii)

contain a loss payable clause designating Tenant and Landlord as loss payees as their respective interest may appear, (iv) insure performance of the indemnities of Tenant contained in Section 10.4 and elsewhere in this Lease, (v) contain a replacement cost endorsement, Texas Standard Form 164, and (vi) be primary coverage, so that any insurance coverage obtained by Landlord shall be in excess thereto. Tenant shall deliver to Landlord certificates of renewal at least 30 days prior to the expiration date of each such policy and copies of new policies at least 30 days prior to terminating any such policies. All policies of insurance required to be obtained and maintained by Tenant shall be subject to the reasonable approval of Landlord as to terms, coverage, deductibles and issuer.

10.3 Landlord and Tenant hereby waive all claims, rights of recovery and causes of action that either party or any party claiming by, through or under such party may now or hereafter have by subrogation or otherwise against the other party or against any of the other party’s officers, directors, shareholders, partners or employees for any loss or damage that may occur to the Development, the Leased Premises, Tenant’s improvements or any of the contents of any of the foregoing by reason of fire or other casualty, or by reason of any other cause except gross negligence or willful misconduct (thus including simple negligence of the parties hereto or their officers, directors, shareholders, partners or employees), that could have been insured against under the terms of (a) in the case of Landlord, the standard fire and extended coverage insurance policies available in the state where the Development is located at the time of the casualty, and (b) in the case of Tenant, the fire and extended coverage insurance policy required to be obtained and maintained under Section 10.2; provided, however, that the waiver set forth in this Section shall (y) be ineffective against any insurer of Landlord or Tenant to the extent that the waiver is prohibited by the laws or insurance regulations of the state in which the Development is located or would invalidate any insurance coverage of Landlord or Tenant, and (z) not apply to any deductibles on insurance policies carried by Landlord or to any coinsurance penalty which Landlord might sustain. Landlord and Tenant hereby agree to cause (if available) an endorsement to be issued to their respective insurance policies recognizing this waiver of subrogation.

10.4 Tenant hereby assumes liability for, and agrees to defend, indemnify, protect and hold harmless Landlord, its successors, assigns, affiliates, directors, shareholders, partners, contractors, employees and agents (all of the prior parties individually and collectively, the “Landlord’s Related Parties”) from and against, all liabilities, obligations, fines, demands, judgments, losses, damages, penalties, claims, actions, suits, costs, expenses and disbursements (including court costs and reasonable attorneys’ fees) of every kind or character (a) arising from any breach, violation or non-performance of any term, provision, covenant, agreement or condition on the part of Tenant hereunder (b) recovered from or asserted against any of the Landlord’s Related Parties on account of injury or damage to person or property to the extent that any such damage or injury may be incident to, arise out of or be caused, either approximately or remotely, wholly or in part, by the gross negligence or misconduct on the part of Tenant or any of its agents, servants, employees, contractors, or invitees or of any other person entering upon the Leased Premises under or with the express or implied invitation or permission of Tenant, (c) arising from or arising out of the occupancy or use by Tenant, its agents, servants, employees, contractors or invitees of the Leased Premises or arising any event, circumstance, or occurrence within the Leased Premises, howsoever caused, and/or (d) suffered by, recovered from or asserted against any of the Landlord’s Related Parties by Tenant’s employees, agents, servants, contractors or invitees. Such indemnification of any of the Landlord’s Related Parties by Tenant shall be effective unless such damage results from the gross negligence or willful misconduct of Landlord or any of its duly authorized agents or employees.

Landlord hereby assumes liability for, and agrees to defend, indemnify, protect and hold harmless Tenant, its successors, assigns, affiliates, directors, shareholders, partners, contractors, employees and agents (all of the prior parties individually and collectively, the “Tenant’s Related Parties”) from and against, all liabilities, obligations, fines, demands, judgments, losses, damages, penalties, claims, actions, suits, costs, expenses and disbursements (including court costs and reasonable attorneys’ fees) of every kind or character (a) arising from any breach, violation or non-performance of any term, provision, covenant, agreement or condition on the part of Landlord hereunder (b) recovered from or asserted against any of the Tenant’s Related Parties on account of injury or damage to person or property to the extent that any such damage or injury may be incident to, arise out of or be caused by the gross negligence or misconduct on the part of Landlord or any of its agents, servants, employees, contractors, or invitees. Such indemnification of any of the Tenant’s Related Parties by Landlord shall be effective unless such damage results from the gross negligence or willful misconduct of Tenant or any of its duly authorized agents or employees.

10.5 Tenant covenants and agrees if any of the Landlord’s Related Parties shall be made a party to any litigation commenced by or against Tenant with respect to which Tenant has agreed to indemnify the Landlord’s Related Parties, then Tenant shall and will pay all costs and expense, including reasonable fees and any court costs, incurred by or imposed upon any of the Landlord’s Related Parties by virtue of any such litigation and the amount of all such costs and expense, including reasonable attorney’s fees and court costs, shall be a demand obligation owing by Tenant to the Landlord’s Related Parties.

Landlord covenants and agrees if any of the Tenant’s Related Parties shall be made a party to any litigation commenced by or against Landlord with respect to which Landlord has agreed to indemnify the Tenant’s Related Parties, then Landlord shall and will pay all costs and expense, including reasonable fees and any court costs, incurred by or imposed upon any of the Tenant’s Related Parties by virtue of any such litigation and the amount of all such costs and expense, including reasonable attorney’s fees and court costs, shall be a demand obligation owing by Landlord to the Tenant’s Related Parties.

10.6 The provisions of Section 10.4 shall survive the expiration or termination of this Lease with respect of any claim or liability occurring prior to such expiration or termination. The indemnification provided by Section 10.4 is subject to the Landlord’s waiver of recovery specified in Section 10.3, to the extent of Landlord’s recovery of loss proceeds under policies of insurance described therein.

ARTICLE 11. NON-LIABILITY FOR CERTAIN DAMAGES

11.1 Except as specifically provided in Article 10 of this Lease, Landlord and Landlord’s Related Parties shall have no responsibility or liability to Tenant, or to Tenant’s officers, directors, shareholders, partners, employees, agents, contractors or invitees, and, subject to the waiver of subrogation in the next sentence, Tenant hereby waives and releases any claims against Landlord and Landlord’s Related Parties for bodily injury, death, property damage, business interruption, loss of profits, loss of trade secrets or other direct or consequential damages which are not covered by the insurance policies required to be maintained by the parties pursuant to Article 10 of this Lease and which damages are occasioned by (a) the acts or omissions of any other tenant or such other tenant’s officers, directors, shareholders, partners, employees, agents, contractors or other invitees within the Development, (b) force majeure, (c) vandalism, theft, burglary, robbery, rape, murder, assault and other criminal acts (other than those committed by Landlord and its employees), (d) water leakage, the backing up of drains or flooding, or (e) the repair, replacement, maintenance, damage, destruction or relocation of the Leased Premises. Notwithstanding any provision in this Lease to the contrary, to the extent permitted by law and without affecting the coverage provided by insurance required to be maintained hereunder, Landlord and Tenant each waive any right to recover against the other on account of any and all claims Landlord or Tenant may have against the other with respect to property insurance actually carried, or required to be carried hereunder, to the extent of the proceeds realized from such insurance coverage.

11.2 Any and all security of any kind for Tenant, Tenant’s agents, employees or invitees, the Leased Premises, or any personal property thereon (including, without limitation, any personal property of any subleasee) shall be the sole responsibility and obligation of Tenant, and shall be provided by Tenant at Tenant’s sole cost and expense. Tenant acknowledges and agrees that the Landlord shall have no obligation or liability whatsoever with respect to the same. Tenant shall indemnify and hold Landlord harmless from and against any and all loss, cost, damage or other liability arising directly or indirectly from security measures or the absence thereof with respect to the Leased Premises and the Development. Tenant may, at Tenant’s sole cost and expense, install alarm systems in the Leased Premises provided such installation complies with the provisions of Article 6 hereof. Removal of such alarm systems shall be Tenant’s sole responsibility and, at Tenant’s sole cost and expense, shall be completed prior to the Lease termination and all affected areas of the Leased Premises shall be repaired and/or restored in a good and workmanlike manner to the condition that existed prior to such installation. Notwithstanding the foregoing, Landlord may elect in Landlord’s sole discretion, to contract for common security services, to whatever extent Landlord may deem appropriate, for the Development; provided, however Tenant acknowledges and agrees that Landlord shall in no event be obligated to provide any such services and the provision of such services shall not alter or modify Tenant’s indemnification of Landlord or the obligation of Tenant to provide its own security as set forth herein. The cost of any security services contracted for by Landlord shall be treated as a Common Area Operating Cost pursuant to Article 20 hereof.

ARTICLE 12. DAMAGE BY CASUALTY

12.1 Tenant shall give immediate notice to Landlord of any damage caused to the Leased Premises by fire or other casualty.

12.2 If at any time during the Lease Term the Leased Premises are damaged by a fire or other casualty, Landlord shall notify Tenant within 60 days after such damage as the amount of time Landlord reasonably estimates it will take to restore the Leased Premises. If the restoration time is estimated to exceed 6 months, either Landlord or Tenant may elect to terminate this Lease upon notice to the other party given no later than 30 days after Landlord’s notice. If neither party elects to terminate this Lease nor if Landlord estimates that restoration will take 6 months or less, then, subject to receipt of sufficient insurance proceeds, Landlord shall promptly restore the Leased Premises excluding the improvements installed by Tenant subject to delays arising from the collection of insurance proceeds or from Force Majeure events. Tenant at Tenant’s expense shall promptly perform, subject to delays arising from the collection of insurance proceeds, or from Force Majeure events, all repairs or restoration not required to be done by Landlord and shall promptly re-enter the Leased Premises and commence doing business in accordance with this Lease. Notwithstanding the foregoing, either party may terminate this Lease if the Leased Premises are damaged during the last year of the Lease Term and Landlord reasonably estimates that it will take more than one month to repair such damage. During the period of restoration, Rent shall be abated to the extent that the Leased Premises are rendered untenable or proportionally to the degree of interruption of Tenant’s business operations at the Leased Premises and, after the period of restoration, Rent shall be reduced in the proportion that the area of the Leased Premises remaining tenable after the casualty bears to the area of the Leased Premises just prior to the casualty. In the event any portion of the Development other than the Leased Premises is damaged by a fire or other casualty, Landlord shall proceed with reasonable diligence to restore, replace or remove the damaged facilities, restoring the Development to good working order.

12.3 Notwithstanding anything herein to the contrary, in the event the holder of any indebtedness secured by mortgage or deed of trust covering the Development requires that the insurance proceeds be applied to such indebtedness, Landlord shall have the right to terminate this Lease by delivering notice of termination to Tenant within 15 days after such requirement is made known by any such holder, whereupon all rights and obligations hereunder shall cease and terminate.

12.4 If the insurance policies maintained by Landlord with respect to the Development contain a deductible feature, then Tenant, in the event of a loss to the Leased Premises, shall pay to Landlord, Tenant’s Proportionate Share thereof. Tenant’s Proportionate Share of such deductible amount shall be payable to Landlord within 10 days of receipt from Landlord of a statement therefore and a payment thereof by Tenant shall be a condition precedent to Landlord’s obligations to repair or restore the Leased Premises as provided above.

ARTICLE 13. CONDEMNATION

13.1 If all of the Development is taken (as defined below), or if so much of the Development is taken that, in Landlord’s reasonable opinion, the remainder cannot be restored to an economically viable and quality project, or if the award payable to Landlord as a result of any taking is in Landlord’s reasonable opinion, inadequate to restore the remainder to an economically viable and quality project, Landlord may, at its election, exercisable by the giving of notice to Tenant within 60 days after the date of the taking, terminate this Lease as of the date of the taking or the date Tenant is deprived of possession of the Leased Premises (whichever is later). As used herein, the terms “taken” or “taking” shall mean the actual constructive condemnation, or the actual constructive acquisition by or under threat of condemnation, eminent domain or similar proceeding to any public or quasi-public use under governmental law, ordinance or regulation, or by private purchase in lieu thereof. If this Lease is not terminated as a result of a taking, Landlord shall restore the Leased Premises remaining after the taking to substantially the condition to which the same existed prior to the taking. During the period of restoration, Rent shall be abated to the extent the Leased Premises are rendered untenable and, after the period of restoration, Rent shall be reduced in the proportionate of the area of the Leased Premises taken or otherwise rendered untenable bears to the area of the Leased Premises just prior to the taking. If any portion of Rent is abated under this Section, Landlord may elect to extend the expiration date of the Lease Term for the period of the abatement. All awards, proceeds, compensation or other payments from or with respect to any taking of Landlord’s interest in the Development or any portion thereof shall belong to Landlord. Tenant shall have the right to assert a separate claim for and recover from the condemning authority, but not from Landlord, such compensation as may be awarded to Tenant for loss of Tenant’s leasehold estate, loss of business or good will, Tenant’s moving and relocation expenses, and depreciation to and loss of Tenant’s fixtures, improvements and moveable personal property.

ARTICLE 14. ASSIGNMENT AND SUBLETTING

14.1 Tenant shall not assign this Lease nor sublet all or any part of the Leased Premises without prior written consent of Landlord; provided, however, if the proposed assignee would not compete in the use of the Leased Premises with any of the then existing tenants of the Development and is, in the reasonable opinion of Landlord, of equal or better financial condition to Tenant, Landlord shall not unreasonably withhold its consent to the assignment or sublease. Any attempted assignment, subletting, transfer or encumbrance by Tenant in violation of this Section shall be void. In the event of a permitted assignment, Landlord shall have the option, upon receipt from Tenant of written request for Landlord’s consent to assignment to (i) cancel this Lease as of the date the requested assignment or sublease is to be effective and enter in a new lease agreement with the proposed assignee or subtenant on substantially the same terms and conditions in the proposed assignment or sublease, or (ii) consent to the assignment in which event Tenant shall, at all times, remain fully responsible and liable for the payment of Rent and for the compliance of all of its obligations under the terms, provisions and covenants of this Lease. In the event of Landlord’s election to cancel this Lease under option (i) above, Tenant shall have the right to withdraw such request within 10 days after Landlord informs Tenant in writing of Landlord’s election to so terminate this Lease, in which event this Lease shall not terminate, but shall remain in full force and effect as if such request had not been made. If Landlord elects the option specified in (ii) above, all rentals due and payable by any assignee under any permitted assignment shall be retained by Tenant. The option granted to Landlord above shall be exercised within 15 days following the Landlord’s receipt of notice from Tenant by delivery to Tenant of notice of Landlord’s election. In the event notice of Landlord’s election is not given within the time period specified above, Landlord shall be deemed to have elected option (ii) above. Upon the occurrence of an Event of Default (as defined below), if all or any part of the Leased Premises are then assigned or sublet, Landlord, in addition to any other remedies provided by this Lease or provided by law, may, at its option, collect directly from the assignee or subtenant all Rent becoming due to the Tenant by reason of the assignment or subletting. Any sums collected directly by Landlord from the assignee or subtenant shall not be construed to constitute a novation or a release of Tenant from the further performance of its obligations under this Lease. For purposes of this paragraph, a sale or transfer of more than 50% of the assets of Tenant shall be deemed to be an assignment, unless the transferee is (i) a wholly owned subsidiary, parent or affiliate of Tenant, or (ii) the shares of Tenant are at such time publicly traded on a nationally recognized exchange. Tenant shall reimburse Landlord for all of Landlord’s reasonable out-of-pocket expenses incurred in connection with any proposed assignment or sublease.

14.2 If this Lease is assigned to any person or entity pursuant to the provision of the Bankruptcy Code, 11 U.S.C. § 101 et. seq., (the “Bankruptcy Code”), any and all monies or other consideration payable or otherwise to be delivered in connection with such assignment shall be paid or delivered to Landlord, shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the estate of Tenant within the meaning of the Bankruptcy Code. Any and all monies or other considerations constituting Landlord’s property under the preceding sentence not paid or delivered to Landlord shall be held in trust for the benefit of Landlord and be held in trust for the benefit of Landlord and be promptly paid or delivered to Landlord.

14.3 Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed, without further act or deed, to have assumed all of the obligations arising under this Lease on and after the date of such assignment. Any such assignee shall upon demand execute and deliver to Landlord an instrument confirming such assumption.

14.4 Landlord shall have the right to transfer, assign, sublet or encumber in whole or in part, its rights and obligations in the building and property that are the subject of this Lease. In the event of the transfer and assignment by Landlord of its interest in this Lease and in the building containing the Leased Premises to a person expressly assuming the Landlord’s obligations under this Lease, Landlord shall thereby be released from any further responsibility hereunder, and Tenant agrees to look solely to such successor in interest of the Landlord for performance of such obligations. Any security given by Tenant to Landlord to secure performance of Tenant’s obligations hereunder may be assigned and transferred by Landlord to such successor in interest of Landlord; and, upon acknowledgment by such successor of receipt of such security and its express assumption of the obligation to account to Tenant for such security in accordance with the terms of this Lease, Landlord shall thereby be discharged of any further obligation relating thereto.

ARTICLE 15. PROPERTY TAXES AND ASSESSMENTS

15.1 Landlord agrees to pay before they become delinquent all Taxes (as defined below) levied or assessed against the Leased Premises or any part thereof owned by Landlord; provided, however, Landlord may dispute and contest the same, and in such case, such disputed item need not be paid until finally adjudged to be valid. The Landlord shall have the right to employ a tax consulting firm to attempt to assure a fair tax burden on the Development with the applicable taxing authority.

15.2 Tenant shall be liable for all taxes levied or assessed against any personal property or fixtures placed in the Leased Premises. If any such taxes are levied or assessed against Landlord or Landlord’s property and (a) Landlord pays the same, or (b) the assessed value of Landlord’s property is increased by inclusion of such personal property and fixtures and Landlord pays the increased taxes, then, upon demand, Tenant shall pay to Landlord such taxes.

ARTICLE 16. DEFAULTS AND REMEDIES

16.1 The following events shall be deemed to be “Events of Default” by Tenant under this Lease:

A.	Tenant shall fail to pay any installment of Rent hereby reserved promptly when due

B.	Tenant shall fail to comply with any term, provision, or covenant of this Lease, other than the payment of Rent, and shall not begin and pursue with reasonable diligence the cure of such failure within 30 days after written notice thereof to Tenant; provided, however, after Landlord has given Tenant written notice pursuant to this clause on 2 separate occasions with regard to the same or substantially similar Event of Default within any 12 month period, Landlord shall not be required to give Tenant any further notice under this clause.

C.	Tenant or the Lease Guarantor shall become insolvent, or shall make a transfer in fraud of creditors, or shall make an assignment for the benefit of creditors.

D.	Tenant or Lease Guarantor shall file a petition under any section or chapter of the Bankruptcy Code, or under any similar law or statute of the United States of America or any State thereof; or Tenant or the Lease Guarantor shall be adjudged bankrupt or insolvent in proceedings filed against Tenant or such guarantor hereunder.

E.	A receiver or trustee shall be appointed for the Leased Premises or for all or substantially all of the assets of Tenant or the Lease Guarantor.

F.	[Intentionally deleted].

G.	Tenant shall do or permit to be done anything which creates a lien upon the Leased Premises, except where Tenant in good faith disputes the underlying charges, establishes an escrow for the disputed amount, and pursues with reasonable diligence the resolution of such claim and lien.

H.	Any insurance required to be maintained by Tenant shall be canceled or terminated, or shall expire, be reduced or materially change, except as permitted in this Lease.

Notwithstanding anything in this Lease to the contrary, upon the occurrence of an Event of Default as defined in subparagraphs A or H above, Landlord shall give Tenant and Lease Guarantor notice of same and if such event of default is not cured within 10 days after such notice is given by Landlord, Landlord may take any of the actions provided in paragraph 16.2 below. Notwithstanding anything in this Lease to the contrary, upon the occurrence of an Event of Default other than as specified in A or H above, Landlord shall give Tenant and Lease Guarantor notice of same, and if such Event of Default is not cured within 30 days after the date such notice is given by Landlord, Landlord may take any of the actions provided in paragraph 16.2 below; provided, however, if such Event of Default may not be cured within such 30 day period and Tenant is taking all reasonable actions in regard to curing same, Tenant shall be allowed a reasonable time to perform or take such actions required to cure the Default, and Landlord shall be advised of the status of all actions being taken by Tenant.

16.2 Upon the occurrence of any such Event of Default and the expiration of the applicable right to cure period, Landlord shall have the option to pursue any one or more of the following remedies in addition to all other rights, remedies and recourses afforded Landlord hereunder or by law or equity, without any notice or demand whatsoever, except as may be specifically provided herein:

A.	Terminate this Lease.

B.	Enter upon and take possession of the Leased Premises without terminating this Lease.

C.	Alter all locks and other security devices at the Leased Premises with or without terminating this Lease, and pursue, at Landlord’s option, one or more remedies pursuant to this Lease, Tenant hereby specifically waiving any state or federal law to the contrary.

D.	Enter upon the Leased Premises using whatever legal means available to Landlord, and do whatever Tenant is obligated to do under the terms of this Lease; and Tenant further agrees that Landlord shall not be liable for any damages resulting to the Tenant from such action, unless caused by the gross negligence or willful misconduct of Landlord.

16.3 Upon any such Event of Default, Tenant shall immediately upon demand surrender the Leased Premises to Landlord, and if Tenant fails so to do, Landlord, without waiving any other remedy it may have, may enter upon and take possession of the Leased Premises and expel or remove Tenant and any other person who may be occupying such Leased Premises or any part thereof using whatever legal means available to Landlord. Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies herein provided or any other remedies provided by law, nor shall pursuit of any remedy herein provided constitute a forfeiture or violation of any of the terms, provisions and covenants herein contained. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default. Landlord may seek to restrain or enjoin any Event of Default or threatened Event of Default without the necessity of proving the inadequacy of any legal remedy or irreparable harm.

16.4 If Landlord terminates this Lease, at Landlord’s option, Tenant shall be liable for and shall pay to Landlord, the sum of all Rent and other payments owed to Landlord hereunder accrued to the date of such termination, plus, as liquidated damages, an amount equal to the present value (using the current “prime” interest rate quoted in the Wall Street Journal, or should such index no longer exist, a comparable index) of the total Rent and other payments owed hereunder for the remaining portion of the Lease Term, calculated as if the Lease Term expired on the date set forth in Section 1.1, less the then fair market rental of the Leased Premises for such period, which because of the difficulty of ascertaining such value, Landlord and Tenant stipulate and agree, shall in no event be deemed to exceed the total rental amount (including any and all amounts due as additional rental) set forth in Section 1.1.

16.5 If Landlord repossesses the Leased Premises without terminating the Lease, Tenant, at Landlord’s option, shall be liable for and shall pay Landlord on demand all Rent and other payments owed to Landlord hereunder, accrued to the date of such repossession, plus all amounts required to be paid by Tenant to Landlord until the date of expiration of the Lease Term as stated in Section 1.1, diminished by all amounts received by Landlord through releting of the Leased Premises during such remaining term (but only to the extent of the Rent herein reserved). Actions to collect amounts due by Tenant to Landlord under this Section may be brought from time to time, on one or more occasions, without the necessity of Landlord’s waiting until expiration of the Lease Term.

16.6 If Landlord repossesses the Leased Premises pursuant to the authority herein granted, then Landlord shall have the right to (i) keep in place and use, or (ii) remove and store, all of the furniture, fixtures and equipment at the Leased Premises, including that which is owned by or leased to Tenant at all times prior to any foreclosure thereon by Landlord or repossession thereof by any lessor thereof or third party having a lien thereon. Landlord also shall have the right to relinquish possession of all or any portion of such furniture, fixtures, equipment and other property to any person (“Claimant”) who presents to Landlord a copy of any instrument represented by Claimant to have been executed by Tenant (or any predecessor of Tenant) granting Claimant the right under various circumstances to take possession of such furniture, fixtures, equipment or other property, without the necessity on the part of Landlord to inquire into the authenticity or legality of such instrument.

16.7 Upon termination of this Lease or upon termination of Tenant’s right to possession of the Leased Premises, Landlord shall attempt to relet the Leased Premises. Landlord may relet such portion of the Leased Premises, for such period, to such tenant, and for such use and purpose as Landlord, in the exercise of its reasonable discretion, may choose. Tenant shall not be entitled to the excess of any rent obtained by reletting over the Rent herein reserved.

16.8 The rights, remedies and recourses of Landlord for an Event of Default shall be cumulative and no right, remedy or recourse of Landlord, whether exercised by Landlord or not, shall be deemed to be in exclusion of any other.

16.9 Provisions of this Lease may not be waived orally or impliedly, but only by the party entitled to the benefit of the provision evidencing the waiver in writing. Thus, neither the acceptance of Rent by Landlord following an Event of Default (whether known to Landlord or not), nor any other custom or practice followed in connection with this Lease, shall constitute a waiver by Landlord of such Event of Default or any other or future Event of Default. Further, the failure by Landlord to complain of any action or inaction by Tenant, or to assert that any action or inaction by Tenant constitutes (or would constitute, with the giving of notice and the passage of time) an Event of Default, regardless of how long such failure continues, shall not extinguish, waive or in any way diminish the rights, remedies and recourses of Landlord with respect to such action or inaction. No waiver by Landlord of any provision of this Lease or of any breach by Tenant of any obligation of Tenant hereunder shall be deemed to be a waiver of any other provision hereof, or of any subsequent breach by Tenant of the same or any other provision hereof. Landlord’s consent to any act by Tenant requiring Landlord’s consent shall not be deemed to render unnecessary the obtaining of Landlord’s consent to any subsequent act of Tenant. No act or omission by Landlord (other than Landlord’s execution of a document acknowledging such surrender) or Landlord’s agents, including the delivery of the keys to the Leased Premises, shall constitute an acceptance of a surrender of the Leased Premises.

16.10 Upon any Event of Default, Tenant shall also pay to Landlord all reasonable costs and expenses incurred by Landlord, including court costs and expenses incurred by Landlord, in (a) retaking or otherwise obtaining possession of the Leased Premises, (b) removing and storing Tenant’s or any other occupant’s property, (c) repairing, restoring, or otherwise putting the Leased Premises into as good a condition as that in which it was originally delivered to Tenant, (d) reletting all or any part of the Leased Premises, (e) paying or performing the underlying obligation which Tenant failed to pay or perform, and (f) enforcing any of Landlord’s rights, remedies or recourses arising as a consequence of the Event of Default.

16.11 Landlord shall be in default hereunder only if Landlord has failed, within 30 days from the receipt by Landlord of notice from Tenant of any alleged default by Landlord, to begin and pursue with reasonable diligence the cure of any alleged default of Landlord hereunder. Unless or until Landlord fails to commence cure any default after the receipt of such notice and the passage of such time, Tenant shall not have any remedy or cause of action by reason thereof. In the event of any default by Landlord, Tenant’s exclusive remedy shall be an action for damages or a suit for specific performance (Tenant hereby waiving the benefit of any laws granting Tenant a lien upon the property of Landlord and/or upon Rent due to Landlord or the right to terminate this Lease). Landlord’s obligations hereunder shall be construed as covenants, not conditions.

16.12 If Landlord defaults under this Lease and, as a consequence of the default, Tenant recovers a money judgment against Landlord and/or any of the Landlord Related Parties, the judgment shall be satisfied only out of, and Tenant hereby agrees to look solely to, the interest of Landlord and/or any of the Landlord Related Parties in the Development as the same may then be encumbered, and neither Landlord nor any Landlord Related Parties shall otherwise be liable for any deficiency. In no event shall Tenant have the right to levy execution against any property of Landlord other than their interest in the Development. Under no circumstances whatsoever shall Landlord or any Landlord Related Party ever be liable hereunder in any capacity for consequential damages or special damages. This Section shall not limit any right of Tenant to obtain specific performances of Landlord’s obligations hereunder.

16.13 In the event Landlord commences any proceedings against Tenant for eviction because of the non-payment of Rent or any other sum due and payable by Tenant hereunder, Tenant will not interpose any counterclaim or other claim against Landlord of whatever nature or description in any such proceedings; and in the event Tenant interposes any such counterclaim or other claim against Landlord in such proceedings except compulsory counter-claims; Landlord and Tenant stipulate and agree that, in addition to any other lawful remedy of Landlord, upon motion of Landlord, such counterclaim or other claim asserted by Tenant shall be severed out of the proceedings instituted by Landlord and Landlord may proceed to final judgment for possession of the Leased Premises separately and apart from and without consolidation with or reference to the status of such counterclaim or any other claim asserted by Tenant.

ARTICLE 17. LANDLORD’S LIEN

17.1 Notwithstanding anything to the contrary contained in this Lease or any exhibits hereto, Landlord hereby absolutely waives any security interest or lien (by contract, statute or otherwise) it may have in Tenant’s inventory, goods, equipment, trade fixtures or other personal property of any character or kind whatsoever. Upon written request from Tenant, Landlord hereby agrees to execute a waiver of any security interest Landlord may have (by this Lease, at law or in equity) to any lender of Tenant, with such waiver to be in the form reasonably acceptable to Landlord and Tenant’s lender. Tenant hereby grants to Landlord the absolute unconditional right to dispose of any property of Tenant which Tenant fails to remove from the Leased Premises when and as required by the terms of this Lease upon the expiration or termination of this Lease, and Tenant hereby agrees that Landlord shall not be liable for any damages or claims to or by Tenant as a result of Landlord exercising its right to dispose of Tenant’s property as provided above.

ARTICLE 18. SURRENDER AND HOLDING OVER

18.1 Upon the expiration or termination of the Lease Term for whatever cause, or upon the exercise by Landlord of its right to re-enter the Leased Premises without terminating this Lease, Tenant shall immediately, quietly and peaceably surrender to Landlord possession of the Leased Premises in “broom clean” and good order, condition and repair, except only for ordinary wear and tear, damage by casualty not covered by Section 6.4 and repairs to be made by Landlord pursuant to Section 6.1. If Tenant fails to surrender possession as herein required, Landlord may initiate any and all legal action as Landlord may elect to dispossess Tenant and all of its property, and all persons or firms claiming by, through or under Tenant and all of their property, from the Leased Premises, and may remove from the Leased Premises and store (without any liability for loss, theft, damage or destruction thereto) any such property at Tenant’s cost and expense. If Tenant fails to surrender possession of the Leased Premises in the condition herein required, Landlord may, at Tenant’s expense, restore the Leased Premises to such condition.

18.2 For so long as Tenant remains in possession of the Leased Premises after the expiration or termination of the Lease Term, or exercise by Landlord of its re-entry right, Tenant shall be deemed to be occupying the Leased Premises as a tenant-at-sufferance, subject to all of the obligations of Tenant under this Lease, except that the daily Rent shall be one hundred fifty (150%) percent of the Rent in effect immediately prior to such expiration, termination or exercise by Landlord. No such holding over shall extend the Lease Term. Tenant shall be liable to Landlord for all loss or damage on account of any such holding over against Landlord’s will after the termination of this Lease, whether such loss or damage may be contemplated at this time or not.

ARTICLE 19. SUBORDINATION, ATTORNMENT AND ESTOPPEL

19.1 Tenant accepts this Lease subject and subordinate to any mortgage, deed of trust, or other lien presently existing or hereafter placed upon the Leased Premises or upon the Development as a whole, and to any renewals and extensions thereof; but Tenant agrees that any such mortgagee shall have the right at any time to subordinate such mortgage, deed of trust or other lien to this Lease on such terms and subject to such conditions as such mortgagee may deem appropriate in its discretion. Landlord is hereby irrevocable vested with full power and authority, if it so elects at any time, to subordinate this Lease to any mortgage, deed of trust, or other lien hereafter placed upon the Leased Premises or upon the Development as a whole. Tenant agrees, upon demand to execute such further instruments subordinating this Lease as Landlord may reasonably request, provided such subordination shall be upon the express condition that this Lease shall be recognized by the mortgagee, and that the rights of Tenant shall remain in full force and effect during the term of this Lease so long as Tenant shall continue to perform all of the covenants and conditions of this Lease. In the event that Tenant should fail to execute any such instrument promptly as reasonably requested, Tenant hereby irrevocably constitutes Landlord its attorney-in-fact to execute such instrument in Tenant’s name, place and stead.

19.2 Upon the written request of any person or party succeeding to the interest of Landlord under this Lease, Tenant shall automatically become the tenant of and attorn to such successor in interest without any change in any of the terms of this Lease. No successor in interest shall be (a) bound by any payment of rent for more than one month in advance, except payments of security for the performance by Tenant of Tenant’s obligations under this Lease, (b) subject to any offset, defense or damages arising out of a default or any obligations of any preceding Landlord, or (c) bound by any amendment of this Lease entered into after Tenant has been given notice of the name and address of Landlord’s mortgagee and without the written consent of Landlord’s mortgagee or such successor in interest. The subordination, attornment and mortgage protection clauses of this Article shall be self-operative and no further instruments of subordination, attornment or mortgagee protection need be required by any mortgagee or successor in interest thereto. Nevertheless, upon the written request therefore and without any compensation or consideration being payable to Tenant, Tenant agrees to execute, have acknowledged and deliver such instruments as may be reasonably requested to confirm the same.

19.3 Tenant agrees that it will from time to time upon request by Landlord execute and deliver to the Landlord, an Estoppel Certificate , certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as so modified) and further stating the dates to which rent and other charges payable under this Lease have been paid. Tenant shall agree to sign the Estoppel Certificate, within 3 business days of same being presented by Landlord.

ARTICLE 20. ADDITIONAL RENT

20.1 In addition to and separate from the Base Rent, Tenant will pay to Landlord a Common Area Payment, Tax Payment, and Insurance Payment (collectively, the “Additional Rent”) initially in the amounts specified in Section 1.1. The Additional Rent shall be payable monthly in advance for each and every month during the Lease Term; except, however, if the Lease Term does not begin on the first day of a calendar month, Tenant shall pay a pro-rata portion of such sums for such partial month. As used herein, the following terms shall have the hereinafter indicated meaning:

A.	The term “Common Area Operating Costs” shall mean, for each calendar year (or portion thereof) during the term of this Lease, the aggregate of all costs, expenses and liabilities of every kind or nature paid or incurred by Landlord (to the extent that Landlord, in its good faith judgment, regards it as reasonably necessary or appropriate to provide the services and materials hereafter referred to and to pay and incur the costs, expenses and liabilities hereafter referred to) in connection with: sweeping, cleaning, removing debris from, maintaining, restriping and repairing the Common Area; lighting the Common Area (including replacement of bulbs and ballasts, and painting, repairing and maintaining of light standards); providing project identification signs; providing signs and/or personnel for assisting in traffic control and management at the Common Area; constructing, operating and repairing and maintaining any on-site or off-site utilities necessary or appropriate for the operation of the Common Area; providing security services, if any, with respect to the Common Area; utilities charges for any services to the Common Area; repairing and maintaining the roof of the Leased Premises and the building of which they are a part (including repairs to provide for adequate drainage and to gutters and downspouts); repairing and maintaining the structural portions of the Leased Premises and the building of which they are a part; repairing and maintaining utility lines located in the Common Area; exterminating and pest control in and about the Leased Premises and Development; periodic repainting of exterior walls of the building comprising a portion of the Development (including steam cleaning or sandblasting thereof or other graffiti-removal procedures); repairing and maintaining overhead canopies at the Development (including, without limitation, lighting and tile); repairing and maintaining sprinklers and sprinkler-risers serving the Leased Premises and the building of which they are a part; repairing and maintaining sidewalks in the Common Area (including, without limitation, periodic steam cleaning thereof); management fees which shall not exceed 5% of the annual gross revenues for the building, wages and fringe benefits payable to employees of Landlord or Landlord’s Agent whose duties are connected with the operation and maintenance of the building and/or Development; plus all other costs and expenses of every kind or nature paid or incurred by Landlord relative to operating, managing and equipping the Common Area including, without limitation, subdivision maintenance fees or dues, property owners association fees or dues, and similar charges.

B.	The term “Common Area” shall include the parking area, service drives and roads, traffic islands, landscaped areas, loading and service areas, sidewalks, roofs, gutters and downspouts, sprinkler risers serving all or any building located in the Development, electrical gutters serving all or any building located in the Development, and such other portion or portions of the Development (not leased or rented or held by Landlord for the purposes of being leased or rented to other tenants) as may from time to time be designated or treated by Landlord as part of the Common Area, as well as drainage facilities and lighting facilities serving any one or more of the above areas.

C.	The term “Taxes” shall mean, all taxes, assessments, special assessments, impositions, levies, charges, excises, fees, licenses and other sums levied, assessed, charged or imposed by any governmental authority or other taxing authority or which accrue on the Development for each calendar year (or portion thereof) during the term of this Lease, including, without limitation, professional fees and expenses incurred by Landlord for ad valorem tax consultants or tax-rendering services and all penalties, interest and other charges (with respect to Taxes) payable by reason of any delay in or failure or refusal of Tenant to make timely payment as required under this Lease.

D.	The term “Insurance Premiums” shall mean, the total annual insurance premiums which accrue on all fire and extended coverage insurance, boiler insurance, public liability and property damage insurance, rent insurance and other insurance which, from time to time, may at Landlord’s election be carried by Landlord with respect to the Development during any applicable calendar year (or portion thereof) occurring during the term of this Lease; provided, however, in the event that during any such calendar year all or any part of such coverage is written under a “blanket policy” or otherwise in such manner that Landlord was not charged a specific insurance premium applicable solely to the Development, then in such event, the amount considered to be the Insurance Premium with respect to such coverage for such calendar year shall be determined by multiplying the total cost of such blanket policy times a fraction, the numerator of which is the estimated value of the Development and the denominator of which is the estimated total value of all properties covered by such blanket policy for such year.

20.2 The initial monthly Additional Rent payments are based upon the estimated amounts of the Common Area Operating Costs, Taxes and Insurance Premiums, and shall be increased or decreased annually to reflect the then current projected costs of all such expenses. Landlord shall total all expenses annually, and reconcile the actual amount of Tenant’s Proportionate Share of such expenses against Tenant’s total escrow payments. If Tenant’s total escrow payments are less than the actual amount of Tenant’s Proportionate Share of such expenses, Tenant shall pay the difference to Landlord within 10 days after demand. If the total escrow payments of Tenant are more than the actual amount of Tenant’s Proportionate Share of such expenses, Landlord shall retain such excess and credit it against Tenant’s future liabilities for such expenses. Tenant shall have the right to review, at Tenant’s expense, and after giving 20 days prior notice to Landlord, Landlord’s records relating to Common Area Operating Costs, Taxes and Insurance Premiums for any periods within 2 years prior to the review or such lesser period of time which Landlord has owned and operated the Development; provided, however, no review shall extend to the periods of time preceding the Commencement Date. Landlord agrees to reimburse Tenant it’s reasonable audit costs in the event Tenant’s audit reveals that the Common Area Operating Costs have been overstated by more than 5%.

20.3 If, at any time during the primary term of this Lease or any renewal or extension thereof, any special assessments should be made against the Development whether for street improvements or other purposes, the Additional Rent required to be paid by Tenant to Landlord under the terms of this Lease shall be increased by a sum equal to the fraction (having a numerator of one and a denominator of the number of months the appropriate governmental agency levying such assessment permits Landlord to pay for same) of the amount of Tenant’s Proportionate Share of such assessment, plus any interest Landlord must pay thereon. Such increase shall become effective on the first day of the month following the month in which such assessment or expenditure is required to be paid by Landlord and shall continue until the expiration or earlier termination of the Lease Term and any renewals or extensions thereof, or until the expiration of that number of months (being the number of months the appropriate governmental agency levying such assessment permits Landlord to pay for same) after the first such increased Additional Rent payment shall become due, whichever event shall first occur.

20.4 If there is presently in effect or hereafter adopted any nature of sales tax or use tax or other tax on rents or other sums received by Landlord under this Lease (herein referred to as “Rent Sales Tax”), then in addition to all rent and other payments to be made by Tenant as provided above, Tenant will also pay Landlord a sum equal to the amount of such Rent Sales Tax. The term “Rent Sales Tax” shall not include any income taxes applicable to Landlord.

20.5 In the event one or more third party tenants in the Development (“Major Tenants”) are (i) maintaining portions of the Common Area, and/or (ii) paying real estate taxes directly to the taxing authority based on a separate rendering of that tenant’s premises, and/or (iii) paying their own insurance premiums for the types to be carried by Landlord, then as to the Common Area Operating Costs, Taxes and/or Insurance Premium charges (as the case may be), the term Tenant’s Proportionate Share shall be amended by excluding therefrom the ground floor area (in square feet) of any premises in the Development leased to such Major Tenants.

ARTICLE 21. NOTICES

21.1 All notices and other communications given pursuant to this Lease shall be in writing and shall either be mailed by first class United States mail, postage prepaid, registered or certified with return receipt requested, and addressed as set forth in this Section 21.1, or delivered in person to the intended addressee, or sent by facsimile or telecopy followed by a confirmatory letter. Notice mailed shall become effective 3 business days after deposit. Notice given in any other manner, shall be effective only upon receipt. For the purposes of notice, the address of (a) Landlord shall be at the Landlord’s Agent’s address specified in Section 1.1, and (b) Tenant shall be the address recited in Section 1.1. Each party shall have the continuing right to change its address for notice hereunder by the giving of 15 days’ prior notice to the other party in accordance with this Section.

21.2 If and when included within the term “Landlord”, as used in this Lease, there is more than one person, firm or corporation, all shall jointly arrange among themselves for their joint execution of such a notice specifying some individual at some specific address for the receipt of notices and payments to Landlord. If and when included within the term “Tenant”, as used in this Lease, there is more than one person, firm or corporation, all shall jointly arrange among themselves for their joint execution of such a notice specifying some individual at some specific address for the receipt of notices and payments to Tenant. All parties included within the terms “Landlord” and “Tenant”, respectively, shall be bound by notices and payments given in accordance with the provisions of this Article 21 to the same effect as if each had received such notice or payment.

ARTICLE 22. MISCELLANEOUS

22.1 Nothing herein contained shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto. It expressly understood and agreed that neither the method of computation of rent, nor any other provisions contained herein, nor any acts of the parties hereto, shall be deemed to create any relationship between the parties hereto other than the relationship of landlord and tenant.

22.2 The captions used in this Lease are for convenience only and do not in any way limit or amplify the terms and provisions hereof.

22.3 Whenever a period of time is herein prescribed for action to be taken by Landlord or Tenant, neither shall be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations, or restrictions or any other causes of any kind whatsoever which are beyond the reasonable control of Landlord or Tenant.

22.4 All obligations of Landlord and Tenant under the terms of this Lease shall be payable in Houston, Harris County, Texas and performable in the County in which the Leased Premises is located. The laws of the State of Texas shall govern the interpretation, validity, performance, and enforcement of this Lease.

22.5 Landlord hereby covenants and agrees that if Tenant shall perform all of the covenants and agreements herein required to be performed on the part of the Tenant, Tenant shall, subject to the terms of this Lease, at all times during the continuance of this Lease have the peaceable and quiet enjoyment and possession of the Leased Premises.

22.6 Words of any gender used in this Lease shall be held and construed to include any gender and words in the singular number shall be held to include the plural, unless the context otherwise requires.

22.7 This Lease, together with the attached exhibits, contains the entire agreement between the parties, and supersedes any prior understandings or written or oral agreements between the parties. No amendment, modification or alteration of this Lease shall be effective to change, modify or terminate this Lease in whole or in part unless such agreement is in writing and duly signed by the party against whom enforcement of such change, modification or termination is sought.

22.8 Time is of the essence with respect to each date or time specified in this Lease by which an event is to occur.

22.9 The terms, provisions and covenants contained in this Lease shall apply to, inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors in interest, legal representatives and assigns, except as otherwise herein expressly provided or limited. All rights, powers, privileges, immunities and duties of Landlord under this Lease, including but not limited to any notices required or permitted to be delivered by Landlord to Tenant hereunder, may, at Landlord’s option, be exercised or performed by Landlord’s Agent or attorney.

22.10 In the event that Landlord shall make any expenditures for which Tenant is responsible or which Tenant should make, then the amount thereof may at the Landlord’s election, be added to and be deemed a part of the installment of rent next falling due.

22.11 All parking within the Development shall be common unless Landlord, in its sole election, designates parking for the Development in order to improve the peaceable enjoyment by all Tenants of their respective premises. In the event of such election by Landlord, Tenant agrees that all its employees and invitees shall use only those parking areas designated by Landlord for Tenant’s use.

22.12 If any provision of this Lease should be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions of this Lease shall not be affected thereby.

22.13 The obligations of Tenant to pay Rent and to perform the other undertakings of Tenant hereunder constitute independent unconditional obligations to be performed at the times specified hereunder, regardless of any breach or default by Landlord hereunder. Tenant shall have no right, and Tenant hereby waives and relinquishes all rights which Tenant might otherwise have, to withhold, deduct from or offset against any Rent or other sums to be paid to Landlord by Tenant.

22.14 If applicable in the jurisdiction where the Leased Premises are situated, Tenant shall pay and be liable for all rental, sales, and use taxes or other similar taxes, if any, levied or imposed by any City, State, County or other governmental body having authority, such payments to be in addition to all other payments by Tenant under the terms of this Lease. Any such payments shall be paid concurrently with the payment of the rent upon which the tax is based as set forth above.

22.15 Except as designated in Section 1.1, Tenant hereby warrants and represents to Landlord that it has not incurred or authorized any brokerage commission, finder’s fees or similar payments in connection with this Lease, and agrees to defend, indemnify and hold Landlord harmless from and against any claim for brokerage commission, finder’s fees or similar payment arising by virtue of authorization of Tenant, or any affiliate of Tenant, in connection with this Lease.

22.16 Any amount due from Tenant to Landlord which is not paid when due shall bear interest at the lesser of the maximum rate allowed by law, or 18% per annum, from the date such payment is due until paid, but the payment of such interest shall not excuse or cure the default in payment.

22.17 As used in this Lease, the symbol “$” shall mean United States dollars, the lawful currency of the United States.

22.18 The person executing this Lease on behalf of Tenant personally warrants and represents to Landlord that (a) if Tenant is duly organized, legally existing, and in good standing in the state Texas; (b) Tenant has full right and authority to execute, deliver and perform this Lease; (c) the person executing this Lease on behalf of Tenant was authorized to do so; and, (d) upon request of Landlord, such person will deliver to Landlord satisfactory evidence of his or her authority to execute this Lease on behalf of Tenant.

22.19 Neither this Lease (including any Exhibit hereto) nor any memorandum hereof shall be recorded without the prior written consent of Landlord.

22.20 All Exhibits and written addenda hereto are incorporated herein for any and all purposes.

22.21 This Lease may be executed in multiple counterparts, each of which shall be an original, but all of which shall constitute but one instrument.

22.22 SPECIAL TERMS AND CONDITIONS:

A.	Landlord shall cap controllable operating expenses at seven percent (7%) per year. Notwithstanding the foregoing, for the purpose of calculating the Tenant’s Proportionate Share, the Common Area Operating Costs shall be capped such that they shall not increase by more than seven percent (7%) per calendar year (the “Cap”) on a cumulative basis, meaning that any used portion of the Cap from previous years will be used in calculating the amount to be used in subsequent years.

B.	RENEWAL OPTION: Provided Tenant has not been in default under any of the terms and conditions of this Lease, Tenant shall have the option to extend the Lease Term for one (1) additional period of three (3) or five (5) years (the “Renewal Term”). Tenant’s occupancy of the Leased Premises during such Renewal Term shall be governed by all of the terms, conditions, covenants and provisions of the Lease except that Tenant shall have no further option to extend the Lease term after the expiration of the Renewal Term and the Base Rent shall be adjusted so that the rental rate shall equal the then current market rates for comparable spaces in the Development and the immediate market area. If Tenant desires to exercise its option to extend the Lease Term, Tenant must give Landlord written notice of its intent to do so no more than nine (9) months, nor less than six (6) months, prior to the expiration of the Lease Term. This Renewal Option shall not be assignable.

C.	TERMINATION OPTION: Tenant shall have the option of terminating the lease upon the expiration of the 39th, 51st or 63rd months of the Lease (Termination Dates) under these terms. In order to exercise one of these options, Tenant must notify Landlord in writing of their intent to exercise the Termination Option no more than nine (9) months, nor less than six (6) months prior to the respective Termination Date. Accompanying the notice shall be a check for the appropriate amount, as shown below.

1.	At the end of the 39th month $80,000.00 Termination Fee

2.	At the end of the 51st month $61,000.00 Termination Fee

3.	At the end of the 63rd month $41,000.00 Termination Fee

LANDLORD:

DATE:	March 22, 2006	Beltway/290 Investors, L.P.

By:	/s/ Jon Spears
Name:	Jon Spears
Title:	VP of Beltway Crossing, L.L.C., General Partner

TENANT:

DATE:	March 22, 2006	Omega Protein, Inc.

		By:	/s/ Richard W. Weis
		Name:	Richard W. Weis
		Title:	Vice President – Business Development

COMMON AREA OPERATING COSTS ADDENDUM

1.	General Provisions.

a.	If there is any conflict or inconsistency between this Common Area Operating Costs Addendum (“CAOCA”) and the other provisions of the Lease, then the provisions of this CAOCA shall control and govern the interpretation of the Lease.

b.	Inasmuch as the Lease may contain certain terminology that may not be identical to the terminology contained herein, the following terms are hereby deemed to have the same meaning and can be used interchangeably: Expenses, Direct Expenses, Operating Expenses, and Operating Costs; Taxes, Tax Expenses, Tax Costs, Property Taxes and Real Estate Taxes; Landlord and Lessor; Tenant and Lessee; Tenant’s Share and Tenant’s Pro Rata Share; Building, Property, Development, Project and Building/Project.

c.	Landlord shall utilize accounting records and commercially reasonable accounting practices and procedures, consistently applied, with respect to all aspects of determining Tenant’s pro rata share of the Common Area Operating Costs and Taxes.

2.	Exclusions from Operating Costs. Notwithstanding anything to the contrary contained in the Lease, the following items shall be excluded from the calculation of Operating Costs and/or Taxes, each as the case may be, as such applicable term(s) are defined by the Lease:

a.	Corporate Overhead—All costs associated with the operation of the business of the entity which constitutes “Landlord” or “Landlord’s managing agent” (as distinguished from the costs of the operations of the Building/Project) including, but not limited to, Landlord’s or Landlord’s managing agent’s general corporate overhead and general administrative expenses, legal, risk management, and corporate and/or partnership accounting and legal costs, mortgages, debt costs or other financing charges, asset management fees, administrative fees, any costs that would normally be considered included in a management fee (e.g., property accounting charges, local area network (“LAN”) and wide area network (“WAN”) charges, travel expenses for company meetings or training, etc.), placement/recruiting fees/costs for employees whether they are assigned to the Building/Project or not, employee training programs, real estate licenses and other industry certifications, health/sports club dues, employee parking and transportation charges, tickets to special events, costs of any business licenses regardless if such costs are considered a form of Real Estate Tax, costs of defending any lawsuits, costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interests in the Building/Project, bad debt loss, rent loss or any reserves thereof, and costs incurred in connection with any disputes between Landlord and/or Landlord’s management agent and their employees, tenants or occupants, and providers of goods and services to the Building/Project;

b.	Leasing—Any cost relating to the marketing, solicitation, negotiation and execution of leases of space in the Building/Project, including without limitation, promotional and advertising expenses, commissions, finders fees, and referral fees, accounting, legal and other professional fees and expenses relating to the negotiation and preparation of any lease, license, sublease or other such document, costs of design, plans, permits, licenses, inspection, utilities, construction and clean up of tenant improvements to the Premises or the premises of other tenants or other occupants, the amount of any allowances or credits paid to or granted to tenants or other occupants of any such design or construction, and all other costs of alterations of space in the Building/Project leased to or occupied by other tenants or occupants;

c.	Executive/Unrelated—Wages, salaries, fees, fringe benefits, and any other form of compensation paid to any executive employee of Landlord and/or Landlord’s managing agent above the grade of Building Manager as such term is commonly understood in the property management industry, provided, however, all wages, salaries and other compensation otherwise allowed to be included in Operating Costs shall also exclude any portion of such costs related to any employee’s time devoted to other efforts unrelated to the maintenance and operation of the Building/Project;

d.	Building Defects—Any costs incurred in connection with the original design, construction, landscaping and clean-up of the Building/Project or any major changes to same, including but not limited to, additions or deletions of floors, , correction of defects in design and/or construction of the Building/Project including defective equipment, replacement of major components which have reached the end of their useful life irrespective of whether the replacement may result in reducing the Operating Costs;

e.	Capital—All costs of a capital nature, including, but not limited to, capital improvements, capital repairs, capital equipment, and capital tools, all as determined in accordance with generally accepted accounting principles, consistently applied, and sound management practices, except (i) any capital improvement made to the Building which actually reduces Operating Costs, amortized on a straight-line basis, including interest at the greater of the interest rate actually paid by Landlord or 7.0% per annum, over the improvement’s useful life in accordance with generally accepted accounting principles, provided, however, the annual amortization shall not exceed the annual amount of Operating Costs actually saved as a result of such capital improvement, or (ii) capital expenditures required by government regulation or law enacted after the Commencement Date, the amount of such costs to be amortized on a straight-line basis, with interest at the greater of the interest rate actually paid by Landlord or 7.0% per annum, over the asset’s useful life in accordance with generally accepted accounting principles,. In no event shall the costs of replacing or retrofitting the heating, ventilation and air conditioning (“HVAC”) system to comply with any of Sections 604-606 and/or 608 of the Clean Air Act be included in Operating Costs;

f.	Other Capital—Rentals and other related expenses incurred in leasing air conditioning systems or other equipment, the cost of which if purchased would be excluded from Operating Costs as a capital cost, excepting from this exclusion equipment not affixed to the Building/Project which is used in providing janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Building/Project;

g.	Building Codes/ADA—Any cost incurred in connection with upgrading the Building/Project to comply with insurance requirements, life safety codes, ordinances, statutes, or other laws in effect prior to the Commencement Date, including without limitation the Americans With Disabilities Act (or similar laws, statutes, ordinances or rules imposed by the State, County, City, or other agency where the Building/Project is located), including penalties or damages incurred as a result of non-compliance;

h.	Hazardous Material—Any cost or expense related to monitoring, testing, removal, cleaning, abatement or remediation of any “hazardous material”, including toxic mold, in or about the Building/Project or real property, and including, without limitation, hazardous substances in the ground water or soil;

i.	Telecommunications—Any cost incurred in connection with modifying, removing, upgrading, replacing, repairing or maintaining the Building’s/Project’s telecommunication systems;

j.	Reimbursements—Any cost of any service or items sold or provided to tenants or other occupants for which Landlord or Landlord’s managing agent has been or is entitled to be reimbursed by such tenants or other occupants for such service or has been or is entitled to be reimbursed by insurance or otherwise compensated by parties other than tenants of the Building/Project to include replacement of any item covered by a warranty;

k.	Benefits to Others—Expenses in connection with services or other benefits which are provided to another tenant or occupant of the Building/Project and which do not benefit Tenant;

l.	Other Taxes—Landlord’s gross receipts taxes for the Building/Project, personal and corporate income taxes, inheritance and estate taxes, other business taxes and assessments, franchise, gift and transfer taxes, and all other Real Estate Taxes attributable to a period outside the term of the Lease;

m.	Special Assessment—Special assessments or special taxes initiated as a means of financing improvements to the Building/Project;

n.	Advertising/Promotion/Gifts—All advertising and promotional costs including any form of entertainment expenses, dining expenses, any costs relating to tenant or vendor relation programs including flowers, gifts, luncheons, parties, and other social events but excluding any cost associated with life safety information services;

o.	Fines & Penalties—Any fines, costs, late charges, liquidated damages, penalties, tax penalties or related interest charges, imposed on Landlord or Landlord’s managing agent;

p.	Contributions/Dues/Subscriptions—Any costs, fees, dues, contributions or similar expenses for political, charitable, industry association or similar organizations, as well as the cost of any newspaper, magazine, trade or other subscriptions;

q.	Art—Costs, other than those incurred in ordinary maintenance and repair, for sculptures, paintings, fountains or other objects of art or the display of such items;

r.	Insurance—Costs incurred by Landlord for the repair of damage to the Building/Project caused by fire, windstorm, earthquake or other casualty, condemnation or eminent domain to include terrorism or environmental other than commercially reasonable deductibles not to exceed $10,000 per occurrence; [Steve?]

s.	Other Insurance—Any increase in the cost of Landlord’s insurance caused by a specific use of another tenant or by Landlord;

t.	Reserves—Any reserves of any kind.

3.	Operating Costs and Real Estate Tax Adjustments.

a.	Expense Year Adjustments. If the Building/Project is not at least ninety-five percent (95%) occupied during all or any portion of the year, Landlord shall make an appropriate adjustment in accordance with industry standards, to the Building/Project Operating Costs for such year to determine what the Building/Project Operating Costs would have been for such year if the Building/Project had been ninety-five percent (95%) occupied. Such gross up adjustments shall be made by Landlord by increasing those costs included in the Building/Project Operating Costs which, according to industry practice but depending on the specific situation of the Building/Project, vary based upon the level of occupancy of the Building/Project (i.e., janitorial contract, electricity and management fee).

b.	Other Adjustments.

(i.)	Net Expenses—Common Area Operating Costs and Taxes shall be “net” only and shall therefore be reduced by all cash discounts, trade discounts, quantity discounts, rebates, refunds, credits, or other amounts received by Landlord or Landlord’s managing agent, including any such related amounts from tenants of the Building/Project, for its purchase of or provision of any goods, utilities, or services;

(ii.)	Partial Year—Building/Project Operating Costs that cover a period of time not entirely within the Term of the Lease shall be prorated based on the actual number of days in the year;

(iii.)	Vacancy Credit—Except in the event Operating Costs are to be “grossed up”, in the event Tenant ceases to occupy (but still leases) the Premises or any portion thereof, Tenant shall receive a credit against rent (for example, a credit to either Base Rent or Tenant’s Pro Rata Share of Operating Costs) equal to the cost of services, utilities and any other expense not incurred as a result of such vacancy;

(iv.)	Duplicate Charges—Landlord shall not (i) profit by including items in Operating Costs and/or Real Estate Taxes that are otherwise also charged separately to others, or (ii) collect Operating Costs and/or Real Estate Taxes from Tenant and all other tenants/occupants in the Building/Project in an amount in excess of what Landlord actually incurred for the items included in Operating Costs;

4.	Tenant’s Lease Compliance Audit Rights.

a.	The payment by Tenant of any Tenant’s pro rata share of Common Area Operating Costs and Taxes amount pursuant to this Lease shall not preclude Tenant from questioning the accuracy of any statement provided by Landlord.

b.	Landlord shall provide to Tenant in substantial detail each year the calculations performed to determine Tenant’s share of Operating Costs for the Building/Project in accordance with the applicable provisions of the Lease and this CAOCA. Landlord shall show the total Operating Costs by account for the Building/Project and all adjustments corresponding to the requirements as set forth herein. Landlord shall also provide in reasonable detail its calculation of Tenant’s pro rata share of Common Area Operating Costs and Taxes by setting forth the ratio of the Leased Premises rentable square feet to the Building/Project rentable square feet. Landlord shall also provide the average Building/Project occupancy for such year.

c.	Tenant, or its authorized agent, shall have the right, at its own cost and expense (without requirement that Tenant pay Landlord’s costs of complying with this provision), to inspect and/or audit Landlord’s detailed records each year with respect to Common Area Operating Costs and Taxes, as well as all other rent payable by Tenant pursuant to the Lease to ensure the Landlord is complying with such Lease requirements. Pursuant to the foregoing, Landlord shall be obligated to retain such records for all years associated with this Lease, regardless of whether or not such periods were prior to Landlord’s ownership of the Building/Project, until two (2) years following the termination of the Lease. Within fifteen (15) business days of Tenant’s written notice to Landlord of its desire to review Landlord’s books and records, Landlord shall make available to Tenant or Tenant’s authorized representative a full and complete copy of the Building/Project’s general ledger, and all escalation worksheets and their supporting documentation for each year being reviewed. General ledgers shall be the type printed from Landlord’s particular computerized accounting system which reflect: (a) the full year’s listing of expenses with such expenses listed under its applicable account (which account has its name and number clearly specified) and with each account’s expenses summarized via account balances, (b) for each expense, the date of the expense, the payee/vendor, the amount (including debits and credits), and (c) the various income accounts indicating the income items which were received and applied during the year. If, after the review of such documentation, Tenant desires additional information of Landlord’s books and records including but not limited to, invoices paid by Landlord or service contracts, Landlord shall cooperate with Tenant making all pertinent records available to Tenant, Tenant’s employees and agents for inspection. Tenant, Tenant’s employees and agents, shall be entitled to make and retain photostatic copies of such records and further provided that Tenant keeps such copies confidential and does not show or distribute such copies to any other tenants in the Building/Project.

d.	The results of such audit, as reasonably determined by both parties, shall be binding upon Landlord and Tenant. If such audit discloses that the amount paid by Tenant as Tenant’s pro rata share of Operating Costs and Taxes for the Building/Project, or of other rental amount payable pursuant to the Lease, has been overstated by more than five percent (5%), then, in addition to immediately repaying such overpayment to Tenant, Landlord shall also pay the costs incurred by Tenant in connection with such audit.

EXHIBIT “C”

CONSTRUCTION RIDER

[Tenant Construction]

This Construction Rider is attached to and forms a part of that certain Lease Agreement dated                                     , (the “Lease”), between Beltway/290 Investors, L.P., as “Landlord” and Omega Protein, Inc., a Virginia Corporation, as “Tenant”.

Section 1.01. Landlord hereby consents to Tenant’s construction of interior and exterior improvements at the Leased Premises upon the following conditions precedent: (i) that Landlord and Tenant agree upon the plans and specifications (“Plans”) for such construction which shall be based upon Exhibit “C-1” attached hereto; (ii) that Tenant utilizes the services of a general contractor approved in writing by Landlord; (iii) that Tenant has tendered to Landlord a true copy of all required governmental, quasi-governmental, regulatory authority and other permits, consents, letters of utility availability and permissions (collectively, the “Building Permit”) for the work of Tenant and its contractors to be performed under this Lease, certificates of all insurance required to be obtained by Tenant pursuant to Article 10 and if requested by Landlord, a payment and performance bond as provided under the Texas Property Code, Section 53.201 et seq., (which Landlord, at the expense of Tenant, shall file in the office of the County Clerk of the county where the Leased Premises are located); and (iv) that the Lease has not been terminated for any reason permitted under the Lease; provided, however, in the event that this Lease is in full force and effect but Tenant has not fulfilled the requirements of item (iii) within 60 days after the execution of this Lease, Landlord may, at Landlord’s option (if Landlord, in its sole discretion determines not to pursue any remedy on account of any Event of Default), cancel and terminate the Lease by notice to Tenant given at any time thereafter. Upon any such cancellation and termination by Landlord, Landlord and Tenant shall each respectively be released from all further liability under the Lease, irrespective of what costs or expenses either of such parties shall have incurred prior to any such cancellation and termination. If at the time of execution of the Lease, Landlord and Tenant have not agreed upon the Plans, Tenant shall within 30 days hereafter prepare and submit to Landlord for Landlord’s approval the Space Plans proposed by Tenant. Landlord shall cause the submitted Space Plans to be examined and reviewed and shall submit suggested modifications and revisions, if any, to Tenant within 7 days from the date Tenant submits such original Space Plans to Landlord. If Landlord and Tenant have mutually agreed upon Plans for construction of the improvements, such Plans shall be signed or initialed by both Landlord and Tenant, and dated, but need not be attached to the Lease.

Section 1.02. Upon tender of possession of the Leased Premises by Landlord to Tenant, Tenant shall enter the Leased Premises and Tenant will perform such construction work and provide and install such materials as are provided in the Plans. Tenant will also provide and install all other interior work, trade equipment, furniture, fixtures and effects of every description necessary or appropriate for Tenant’s business and all such items to be provided and installed by Tenant shall be new and modern and of first-class quality. In the event Tenant fails to satisfy conditions set forth in Section 1.01 of this Construction Rider and also commence construction on or before the expiration of sixty (60) days from the date of tender of possession of the Leased Premises to Tenant, then such failure shall constitute an Event of Default under the Lease and without further notice, Landlord shall have the right to either terminate this Lease at any time thereafter or exercise such other remedies as may be available to Landlord pursuant to the terms of the Lease.

Section 1.03. At all times while Tenant is constructing the improvements at the Leased Premises and installing its trade equipment, furniture and fixtures, Tenant shall not interfere with the conducting of business at the Development, Tenant shall comply with the reasonable requests of Landlord as Landlord might make for the purpose of avoiding such interference.

Section 1.04. In connection with any construction of improvements at the Leased Premises by Tenant, the following shall apply:

Tenant shall take out and maintain (or cause the contractor under its construction contract(s) to take out and maintain) comprehensive general liability insurance in a minimum amount of $1,000,000.00 combined single limit. The liability insurance shall name Landlord as an additional insured with Tenant (and shall contain a cross-liability endorsement) and shall be non-cancelable with respect to Landlord except upon 30 days’ notice to Landlord given in the same manner as provided in the Lease (or, at the request of Landlord, shall be in the form of a separate liability policy in which Landlord alone is the named insured). Tenant shall also take out and maintain (or cause the contractor under its construction contract(s) to take out and maintain) all builder’s risk insurance to the full insurable value of improvements constructed and materials stored at the Leased Premises. The builder’s risk insurance shall name Landlord as an additional insured and shall be non-cancelable with respect to Landlord. Certificates of all such insurance shall be delivered by Tenant to Landlord within 5 days following Tenant’s entering into any such construction contract(s) (but in all events prior to Tenant or Tenant’s general contractor commencing construction).

Section 1.05 With respect to any labor performed or materials furnished by Tenant at the Leased Premises, all such labor shall be performed and materials furnished at Tenant’s own cost, expense and risk and labor and materials used in the installation of Tenant’s furniture and fixtures, and in any other work on the Leased Premises performed by Tenant, will be subject to Landlord’s prior written approval. With respect to any contract for any such labor or materials, Tenant acts as a principal and not as the agent of Landlord. Tenant agrees to indemnify and hold Landlord harmless from all claims (including costs and expenses of defending against such claims) arising or alleged to arise from any act or omission of Tenant or Tenant’s agents, employees, contractors, subcontractors, laborers, material men or invitees or arising from any bodily injury or property damage occurring or alleged to have occurred incident to Tenant’s work at the Leased Premises. Tenant shall have no authority to place any lien upon the Leased Premises or any interest therein nor in any way to bind Landlord; and any attempt to do so shall be void and of no effect. Landlord expressly disclaims liability for the cost of labor performed or materials furnished by Tenant. If, because of any actual or alleged act or omission of Tenant, any lien, affidavit, charge or order for the payment of money shall be filed against Landlord, the Leased Premises or any portion thereof or interest therein, whether or not such lien, affidavit, charge or order is valid or enforceable, Tenant shall, at its own cost and expense, cause same to be discharged of record by payment, bonding or otherwise no later than 15 days after notice to Tenant of the filing thereof, but in all event, prior to the foreclosure thereof. All of Tenant’s construction at the Leased Premises shall be performed in strict compliance with the Plans approved by Landlord and in a good and workmanlike manner satisfactory to Landlord. All such work shall be performed by Tenant in strict compliance with all applicable building codes, regulations and all other legal requirements, and shall be performed in such manner as to not cause Landlord’s fire and extended coverage insurance to be canceled or the rate therefore increased (or at Landlord’s option will upon demand pay any such increase). In the performance of such work, Tenant shall not interfere with or delay any work being done by Landlord’s contractors.

Section 1.06. All improvements constructed by Tenant at the Leased Premises (excepting only removable trade fixtures installed by Tenant) shall, immediately upon such construction, become and remain the property of Landlord; and Tenant shall have no right, title or interest (including lien interest) therein, except only as Tenant under the provisions of the Lease. The improvements, if constructed by Tenant, are not intended as any nature of rent or compensation to Landlord.

Section 1.07. Tenant agrees that its construction at the Leased Premises will be completed in accordance with the Plans and Exhibit “C-1” within 210 days after the tender of possession of the Leased Premises to Tenant by Landlord. If Tenant shall not have so completed such construction by the expiration of such time period (plus additional time if Tenant’s failure so to complete is caused by governmental restrictions, strikes, lockouts, shortages of labor or material, acts of God, war or civil commotion, fire, unavoidable casualty, inclement weather or any cause beyond the reasonable control of Tenant), then Landlord shall have the right to terminate the Lease at any time within 30 days thereafter by giving written notice of such termination with such time to Tenant; upon the giving of such notice, all obligations of all parties under the Lease shall cease and Tenant shall immediately vacate and relinquish possession of the Leased Premises to Landlord. No expenditure of any sum by Tenant or incurring of any liability for merchandise, fixtures, equipment or labor or material or otherwise, shall alter or affect the rights of said parties as set forth in this Section 1.07. In the event that Landlord exercises its right to cancel and terminate the Lease (or Tenant’s right to possession of the Leased Premises) prior to the Termination Date, Tenant shall have no right to claim against Landlord on account of improvements constructed by Tenant at the Leased Premises.

Section 1.08. Upon completion of construction of such improvements, Tenant shall deliver to Landlord 1 set of as-built plans for the Leased Premises.

Section 1.09. At the election of Landlord, any work at the Leased Premises involving the sprinkler system (if any) serving the Leased Premises shall be performed by Landlord or its contractors at Tenant’s cost. Tenant shall pay the cost of any such work (or reimburse Landlord therefore) within 10 days after delivery to Tenant of a statement therefore.

Section 1.10. If at any time during the course of Tenant’s work at the Leased Premises, the storefront of the Leased Premises is not fully secure, Tenant shall construct a barricade of plywood or other material approved by Landlord to secure the Leased Premises and adjoining lease space.

[Alternative Paragraph]

Section 1.11. Upon full completion of construction of the improvement by Tenant in accordance with the Plans, Landlord shall pay to Tenant (or, at Landlord’s option, Landlord may pay Tenant and the general contractor and/or one (1) or more subcontractors) as an “Allowance,” the lesser of (i) Tenant’s actual “Building Improvement Costs” (as hereinafter defined), or (ii) the sum of $ 216,000.00 (based upon $ 20 per square foot times 10,800 square feet) towards Tenant’s building improvement costs with respect to the Leased Premises, provided the Tenant has furnished to the Landlord the following (on forms to be furnished by the Landlord where applicable):

1.	A Certificate of Occupancy or other certificates evidencing inspection and acceptance of all Tenant’s construction by appropriate government authorities

2.

A copy of Tenant’s contract, together with all change orders and amendments thereto, with the general contractor performing such work, which contract shall contain a schedule of values totaling the full amount of the work actually performed under the contract (the “Building Improvement Costs”). In the event that Tenant has acted as its own general contractor, Tenant must have entered into written subcontracts with all parties who furnished labor and/or materials totaling more than $500.00 and copies of such subcontracts must be furnished to Landlord.

3.	Tenant’s affidavit, in the form attached hereto as Exhibit “C-2,” that such construction has been completed to its satisfaction and in strict accordance with the Plans, which affidavit shall also state the total Building Improvement Costs itemized in reasonable detail.

4.	A General Contractor’s Affidavit and Lien Waiver with respect to the Leased Premises in the form attached hereto as Exhibit “C-3,” executed by the general contractor(s) performing such work stating that construction has been fully completed in accordance with the Plans, together with a list of all subcontractors, laborers and material suppliers in the form attached as Exhibit “C-4,” and further stating that all subcontractors, laborers and material suppliers engaged in or supplying materials for such work have been paid in full (in the event, however, that Tenant has acted as its own general contractor, Tenant, itself, will execute Exhibit “C-3”).

5.	A Subcontractor’s Lien Waiver with respect to the Leased Premises in the form attached hereto as Exhibit “C-5,” executed by all subcontractors and material men who shall have furnished labor and/or materials for the work.

6.	A Certificate of substantial completion from Tenant’s architect or engineer certifying that such construction work has been fully completed in accordance with the Plans.

7.	Tenant’s compliance with each of the terms, conditions and covenants provided in the Lease.

EXHIBIT “E”

ENVIRONMENTAL/HAZARDOUS WASTE AGREEMENT

Tenant hereby agrees that (1) no activity will be conducted on the Leased Premises that will produce any Substance (as defined below), except for such activities that are part of the ordinary course for Tenant’s business activities (the “Permitted Use”) provided the Permitted Use is conducted in accordance with all Environmental Laws (as defined below); (2) the Leased Premises will not be used in any manner for the storage of any Substances except for the temporary storage of such materials that are used in the ordinary course of Tenant’s business (the “Permitted Materials”) provided such Permitted Materials are properly stored in a manner and location meeting all Environmental Laws and approved in advance, in writing, by Landlord; (3) no portion of the Leased Premises will be used as a landfill or a dump; (4) Tenant will not install any underground tanks of any type; (5) Tenant will not allow any surface or subsurface conditions to exist or come into existence that constitute, or with the passage of time may constitute a public or private nuisance; (6) Tenant will not permit any Substances to be brought onto the Leased Premises, except for the Permitted Materials described below or upon written permission from Landlord, and if so brought or found located thereon, the same shall be removed, with proper disposal, and all required cleanup procedures shall be diligently undertaken pursuant to all Environmental Laws. The term “Substances”, as used in this Lease shall mean pollutants, contaminants, toxic or hazardous wastes, or any other substances, the use, storage, handling, disposal, transportation or removal of which is regulated, restricted prohibited or penalized by any “Environmental Law”, which term shall mean any federal, state or local law, ordinance or other statute of a governmental or quasi-governmental authority relating to pollution or protection of the environment and shall specifically include, but not be limited to, any “hazardous substance” as that term is defined under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and any amendments or successors in function thereto. Prior to any Substance being brought upon or into the Leased Premises, whether with Landlord’s written permission or not, Tenant will provide to Landlord any applicable material safety data sheets regarding the Substance as well as a written description of the amount of such Substance to be brought upon or into the Leased Premises and the common and recognized chemical name of such Substance. Landlord or Landlord’s representative shall have the right but not the obligation to enter the Leased Premises for the purpose of inspecting the storage, use and disposal of Permitted Materials to ensure compliance with all Environmental Laws. Tenant shall be responsible for obtaining any required permits and paying any fees and providing any testing required by any governmental agency or Environmental Law. Should it be determined, in Landlord’s sole opinion, that Permitted Materials are being improperly stored, used, or disposed of, then Tenant shall immediately take such corrective action as requested by Landlord. Should Tenant fail to take such corrective action within 24 hours, Landlord shall have the right to perform such work and Tenant shall promptly reimburse Landlord for any and all costs associated with said work. If at any time during or after the term of the Lease the Leased Premises are found to be so contaminated or subject to said conditions, Tenant shall diligently institute proper and thorough cleanup procedures at Tenant’s sole cost, and Tenant agrees to indemnify and hold Landlord harmless from all claims, demands, actions, liabilities, costs, expenses, damages, fines, reimbursement, restitution, response costs, cleanup costs, and obligations (including investigative responses and attorney’s fees) of any nature arising from or as a result of the use of the Leased Premises by Tenant. The foregoing indemnification of the responsibilities of Tenant shall survive the termination of this Lease.

Permitted Materials (if none, enter “None”): None

EXHIBIT “F”

DEVELOPMENT RULES AND REGULATIONS

1.	No consumption of alcoholic beverages, no partying, or food preparation shall be conducted in the common areas of the Development without Landlord’s permission.

2.	Tenant agrees to maintain the Leased Premises as if it was its own and to properly clean carpets, windows, and interior walls, and clean any mess or dirt created by Tenant.

3.	Tenant is responsible for the maintenance of the air-conditioning and the heating systems. Filters should be changed on a regular basis as often as needed.

4.	No automotive body work or engine repair work shall be done in the Leased Premises or in the common areas of the Development.

5.	The sidewalk, entries, and driveways of the Development shall not be obstructed by Tenant, or its agents, or used by them for any purpose other than ingress and egress to and from the Leased Premises.

6.	Tenant shall not place any objects, including antennas, outdoor furniture, etc., in the parking areas, landscaped areas or other areas outside of its Leased Premises, or on the roof of the Development.

7.	Except for seeing-eye dogs, no animals shall be allowed in the offices, halls, or corridors in the Development.

8.	Tenant shall not disturb the occupants of the Development or adjoining buildings by the use of any radio or musical instrument or by the making of loud or improper noises.

9.	If Tenant desires telegraphic, telephonic or other electric connection in the Development, Landlord or its agents will direct the electrician as to where and how the wires may be introduced; and, without such direction, no boring or cutting of wires will be permitted. Any such installation or connection shall be made at Tenant’s expense.

10.	Tenant shall not install or operate any gas engine or other mechanical apparatus in the Leased Premises, except as specifically approved by the Lease. The use of oil, gas or inflammable liquids for heating, lighting or any other purpose is expressly prohibited. Explosives or other articles deemed extra hazardous shall not be brought into the Development, except as provided in Exhibit “E”.

11.	Parking any type of recreational vehicles is specifically prohibited on or about the Development. No overnight parking will be allowed without Landlord’s consent. In the event that a vehicle is disabled, it shall be removed within 48 hours. There shall be no “For Sale” or other advertising signs on or about any parked vehicle. All vehicles shall be parked in the designated parking areas in conformity with all signs and other markings. All parking will be open parking, and no reserved parking, numbering or lettering of individual spaces will be permitted except as specified by Landlord.

12.	Tenant shall maintain the Leased Premises free from rodents, insects and other pests.

13.	Landlord reserves the right to exclude or expel from the Development any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs or who shall in any manner do any act in violation of the Rules and Regulations of the Development.

14.	Tenant shall not cause any unnecessary labor by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness. Landlord shall not be responsible to Tenant for any loss of property on the Leased Premises, however occurring, or for any damage done to the effects of Tenant.

15.	Tenant shall give Landlord prompt notice of any defects in the water, lawn sprinkler, sewage, gas pipes, electrical lights, and fixtures, or any other service equipment affecting the Leased Premises or the Development.

16.	Tenant shall not permit storage outside the Leased Premises, including without limitation, outside storage of trucks and other vehicles, or dumping of waste or refuse or permit any harmful materials to be placed in any drainage system or sanitary system in or about the Leased Premises.

17.	All moveable trash receptacles provided by the trash disposal firm for the Leased Premises must be kept in the trash enclosure areas, if any, provided for that purpose.

18.	No auction, public or private, will be permitted on the Leased Premises or the Development.

19.	No awnings shall be placed over the windows in the Leased Premises except with the prior written consent of Landlord.

20.	The Leased Premises shall not be used for lodging, sleeping or for any immoral or illegal purposes or for any purpose other than that specified in the Lease. No gaming devices shall be operated in the Leased Premises.

21.	In the event Tenant has electrical requirements above normal, Tenant shall ascertain from Landlord the maximum amount of electrical current which can safely be used in the Leased Premises, taking into account the capacity of the electrical wiring in the Development and the Leased Premises and the needs of other tenants, and shall not use more than such safe capacity. Landlord’s consent to the installation of electric equipment shall not relieve Tenant from the obligation not to use more electricity than such safe capacity.

22.	Tenant assumes full responsibility for protecting the Leased Premises from theft, robbery and pilferage.

23.	Tenant shall not install or operate on the Leased Premises any machinery or mechanical devices of a nature not directly related to Tenant’s ordinary use of the Leased Premises and shall keep all such machinery free of vibration, noise and air waves which may be transmitted beyond the Leased Premises.